                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  by and among

                           LASER VISION CENTERS, INC.
                                  as Purchaser

                                      and

                        CLEARVISION LASER CENTERS, INC.
                    CLEARVISION LASER CENTERS - WESTERN, LLC
                   CLEARVISION LASER CENTERS - SUNSHINE, LLC
                   CLEARVISION LASER CENTERS - PEACHTREE, LLC
               CLEARVISION LASER CENTERS - PACIFIC NORTHWEST, LLC
                   CLEARVISION LASER CENTERS - KEYSTONE, LLC
                  CLEARVISION LASER CENTERS - CHESAPEAKE, LLC
                  CLEARVISION LASER CENTERS - GREAT LAKES, LLC
                CLEARVISION LASER CENTERS - ROCKY MOUNTAIN, LLC
                                   as Sellers

                                 August 9, 2001

                               TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS..........................................2
 1.1  Description of Assets....................................................2
 1.2  Excluded Assets..........................................................4
 1.3  Further Assurances.......................................................4
 1.4  Certain Consents.........................................................5
 1.5  Purchase Price; Payment of Purchase Price................................5
 1.6  Purchase Price Adjustments...............................................6
 1.7  Fractional Shares........................................................8
 1.8  Anti-Dilution Adjustments................................................8
 1.9  Purchase Price Allocation................................................9
 1.10 Distribution of Escrow Account ..........................................9


ARTICLE 2 ASSUMPTION OF CERTAIN LIABILITIES....................................9
 2.1  Assumed Liabilities......................................................9
 2.2  Excluded Liabilities....................................................10


ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS...........................11
 3.1  Status..................................................................11
 3.2  Financial Matters.......................................................13
 3.3  Taxes...................................................................15
 3.4  Title to and Condition of Assets .......................................16
 3.5  Intellectual Property...................................................18
 3.6  Loans and Contracts.....................................................18
 3.7  Employment Relationships................................................20
 3.8  Employee Plans..........................................................20
 3.9  Labor Relations.........................................................21
 3.10 Litigation and Other Proceedings .......................................22
 3.11 Compliance with Laws ...................................................22
 3.12 Health Care Laws .......................................................23
 3.13 Transactions with Affiliates ...........................................23
 3.14 Commissions.............................................................24
 3.15 Generally...............................................................24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................24
 4.1  Status of Purchaser.....................................................24
 4.2  SEC Filings Complete....................................................25
 4.3  Shares Validly Issued...................................................26
 4.4  Commissions.............................................................26
 4.5  Generally...............................................................26



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ARTICLE 5 CLOSING AND CLOSING DATE............................................26
 5.1  Closing ................................................................26
 5.2  Simultaneous Closing....................................................26

ARTICLE 6 COVENANTS OF SELLERS................................................27
 6.1  Conduct of Business.....................................................27
 6.2  Affirmative Covenants...................................................27
 6.3  Obligations Concerning Employees........................................28
 6.4  Consents and Closing Conditions.........................................29
 6.5  Bulk Transfer Compliance ...............................................29
 6.6  Due Diligence...........................................................29
 6.7  Accounts Receivable; Limited Power of Attorney..........................30
 6.8  Negotiations with Others................................................30
 6.9  Discharge of Liens and Encumbrances.....................................30
 6.10 Certain Financial Information...........................................31
 6.11 Name Change.............................................................31

ARTICLE 7 COVENANTS OF PURCHASER..............................................31
 7.1  Consents and Closing Conditions.........................................31
 7.2  Collection of Accounts Receivable.......................................31

ARTICLE 8 TAX MATTERS.........................................................32
 8.1  Payment of Taxes........................................................32
 8.2  Cooperation and Records Retention.......................................32

ARTICLE 9 PURCHASER'S CONDITIONS TO CLOSING...................................32
 9.1  Continued Truth of Warranties...........................................32
 9.2  Performance of Covenants................................................32
 9.3  No Material Adverse Change..............................................32
 9.4  Permits and Consents....................................................33
 9.5  Full Investigation......................................................33
 9.6  No Litigation...........................................................33
 9.7  Closing Documents.......................................................33
 9.8  Employment Agreements and Arrangements..................................33
 9.9  Accuracy of Schedules...................................................33
 9.10 Completion of Asset Purchases...........................................33
 9.11 Tail Insurance Coverage.................................................33

ARTICLE 10 SELLERS' CONDITIONS TO CLOSING.....................................34
 10.1 Continued Truth of Warranties...........................................34
 10.2 Performance of Covenants................................................34
 10.3 Permits and Consents....................................................34
 10.4 No Litigation...........................................................34
 10.5 Accuracy of Schedules...................................................34


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 10.6  Closing Documents......................................................34

ARTICLE 11 DOCUMENTS TO BE DELIVERED AT CLOSING...............................35
 11.1  Documents to be Delivered by Sellers...................................35
 11.2  Documents to be Delivered by Purchaser.................................36

ARTICLE 12 INDEMNIFICATION....................................................37
 12.1  General Indemnification................................................37
 12.2  Notice of, and Procedures for, Collecting Indemnification..............38

ARTICLE 13 INVESTMENT REPRESENTATIONS; TRANSFER RESTRICTIONS..................40
 13.1  Investment Representations.............................................40
 13.2  Restrictions on Transfer of Purchaser Common Stock.....................42
 13.3  Legends; Stop Transfer.................................................42

ARTICLE 14 MISCELLANEOUS......................................................43
 14.1  Notices................................................................43
 14.2  Amendment..............................................................44
 14.3  Counterparts...........................................................44
 14.4  Binding on Successors and Assigns......................................44
 14.5  Severability...........................................................44
 14.6  Waivers................................................................44
 14.7  Publicity..............................................................45
 14.8  Headings...............................................................45
 14.9  List of Schedules and Exhibits.........................................45
 14.10 Expenses...............................................................46
 14.11 Confidentiality; Public Announcements..................................46
 14.12 Entire Agreement; Law Governing........................................47
 14.13 No Third-Party Rights..................................................47
 14.14 Termination............................................................47
 14.15 Disputes; Arbitration Procedure........................................48

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made as of this 9th day of August, 2001, by and among LASER VISION CENTERS, INC., a Delaware corporation ("Purchaser"), CLEARVISION LASER CENTERS, INC., a Nevada corporation ("ClearVision"), CLEARVISION LASER CENTERS - WESTERN, LLC, a Colorado limited liability company ("Western LLC"), CLEARVISION LASER CENTERS - SUNSHINE, LLC, a Colorado limited liability company ("Sunshine LLC"), CLEARVISION LASER CENTERS - PEACHTREE, LLC, a Colorado limited liability company ("Peachtree LLC"), CLEARVISION LASER CENTERS - PACIFIC NORTHWEST, LLC, a Colorado limited liability company ("Pacific Northwest LLC"), CLEARVISION LASER CENTERS - KEYSTONE, LLC, a Colorado limited liability company ("Keystone LLC"), CLEARVISION LASER CENTERS - CHESAPEAKE, LLC, a Colorado limited liability company ("Chesapeake LLC"), CLEARVISION LASER CENTERS - GREAT LAKES, LLC, a Colorado limited liability company ("Great Lakes LLC"), and CLEARVISION LASER CENTERS - ROCKY MOUNTAIN, LLC, a Colorado limited liability company ("Rocky Mountain LLC"). ClearVision, Western LLC, Sunshine LLC, Peachtree LLC, Pacific Northwest LLC, Keystone LLC, Chesapeake LLC, Great Lakes LLC and Rocky Mountain LLC are sometimes referred to collectively as "Sellers," and individually as a "Seller."

                                    RECITALS

         WHEREAS, Sellers are engaged in the business of developing and operating excimer laser vision correction centers and providing mobile access to excimer lasers throughout the United States (the "Business"); and

         WHEREAS, Sellers desire to sell, assign, convey and transfer to Purchaser, and Purchaser desires to acquire, substantially all of the assets of the Business and to assume certain specified liabilities of the Business for the consideration and upon the terms and conditions of this Agreement; and

         WHEREAS, each of the parties hereto desires to set forth certain representations, warranties, covenants and indemnity obligations, and to establish certain closing conditions, made to induce the others to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

         1.1 Description of Assets. At the Closing on the Closing Date (as each term is defined in Article 5 hereof), subject to the terms and conditions set forth in this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to the following assets (except for the Excluded Assets) (i) the Business and all goodwill related to the Business, (ii) the name "ClearVision" and all marks and goodwill associated therewith (whether or not registered), and
(iii) all of the assets, properties and rights of Sellers constituting the Business or used by Sellers therein, of every type and description, tangible and intangible, wherever located and whether or not located on the books of the Sellers, free and clear of all liens, claims, charges, mortgages, security interests and encumbrances of any kind or nature except Permitted Encumbrances (as defined herein), including, without limitation, the following (collectively, the "Assets"):

             (a) All inventories of supplies, medical, janitorial and office supplies, spare parts, samples, promotional literature, vision key cards, lenses, medical supplies, microkeratome blades and other supplies, wherever located (the "Inventory");

             (b) All plant, property and equipment and other tangible personal property used or usable in connection with the Business, including, without limitation, excimer lasers and related equipment, leasehold improvements, furniture, fixtures, furnishings, machinery, equipment, tools, vehicles, office supplies, computers, terminals, computer equipment, telephones and telephone systems, together with all manuals, records, written warranties, licenses and similar documents and rights relating thereto (collectively, the "Fixed Assets"), including without limitation the Fixed Assets set forth on Schedule 1.1(b);

             (c) All prepaid expenses and other deposits and advance payments and the like of Sellers (other than income tax refunds, prepaid taxes and prepaid insurance under policies included as Excluded Assets), including, without limitation, prepaid catalog costs, prepaid advertising costs (including Yellow Pages advertisements), prepaid rent, funded letters of credit with vendors and deposits with mail delivery services, as well as rights, claims, credits, causes of action or rights of set-off against third parties related to the Business (other than with respect to any Excluded Asset or Excluded Liability), including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

             (d) Subject to any required consents, all right, title and interest in and to all leases of real property used in connection with the Business, including without limitation those described on Schedule 1.1(d) annexed hereto, together with all deposits relating thereto (collectively, the "Real Property Leases");

             (e) Subject to required consents, all right, title and interest in and to all leases of machinery, equipment, vehicles or other tangible personal property used or usable by the

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

Business, including, without limitation, the leases described on Schedule 1.1(e) annexed hereto, together with all deposits relating thereto (collectively, the "Personal Property Leases");

             (f) Subject to any required consents, all right, title and interest in and to all contracts and agreements related to the operation of the Business, including without limitation the purchase orders, physician and practice group contracts, supply contracts and other contract rights of the Business constituting a "Contract" (as defined in Section 3.6 hereof) and listed on
Schedule 1.1(f) annexed hereto (collectively, the "Contracts");

             (g) All original books, records, documents, databases, correspondence, files, customer and vendor lists, and other documents in Sellers' possession with respect to the operation of the Business and the Assets, including without limitation financial information regarding the Business, employment and personnel records relating to the Transferred Employees (as defined in Section 6.3), personnel policies and manuals, employment applications, and corrective action and discipline reports, but excluding any documents subject to attorney-client privilege which would be deemed waived upon provision of such documents to Purchaser;

             (h) All right, title and interest of Sellers in and to (i) all inventions (whether patentable or unpatentable), patents or patent applications,
(ii) all trademarks, service marks, trade dress, logos, trade names (including the trade name "ClearVision," and corporate names), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, including, without limitation, the trademarks and pending trademark applications listed on Schedule 1.1(h), (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including technical data, know-how, mailing lists, customer files and account histories, customer and supply lists, pricing and cost information and business and marketing plans and proposals), and (v) all Internet domain name registrations, electronic mail addresses attached to such domain names and electronic copies of files comprising any Internet web sites maintained by Sellers, including, without limitation, the websites and domain name registrations listed on Schedule 1.1(h) (collectively, the "Intellectual Property");

             (i) Subject to any required consents, the original or true and correct copies of all computer software in Sellers' possession used or usable in connection with the Business and any applicable license agreements with respect thereto;

             (j) Subject to any required consents, all of Sellers' rights to all licenses, permits, approvals, franchises, accreditations and registrations and other governmental licenses, permits and approvals issued with respect to the Assets or the operation of the Business (the "Licenses and Permits");

             (k) All telephone numbers and listings used in connection with the operation of the Business, to the extent transferable;

             (l) All interests or investments in joint ventures, partnerships, corporations, limited liability companies (the "Investments"), including without limitation the Investments listed on Schedule 1.1(l);

             (m) All cash and cash equivalents, accounts, notes and other receivables arising out of the conduct of the Business;

             (n) All claims, choses in action, rights of recovery or other actions Sellers have or could have against third parties in respect of the Assets, including, without limitation, any claim or settlement related to certain pending antitrust litigation and disputes with VISX and any claims relating to warranties and guarantees of any manufacturer or vendor in connection with the Assets;

             (o) All benefits, proceeds or any other amounts payable to Sellers under any policy of insurance maintained by Sellers with respect to the Business or the Assets; and

             (p) The Business as a going concern, including all goodwill and intangible assets associated therewith.

         1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, Purchaser shall not be entitled to purchase, nor shall Sellers be required to sell, any of the following assets (collectively, the "Excluded Assets"):

             (a) Original income and franchise tax returns, information returns, reports, elections and work papers of Sellers (it being understood that upon request Purchaser shall have reasonable access to copies of any such documents relating solely to the Business, the Sellers or their predecessors), and any rights to income tax refunds and prepaid income taxes;

             (b) Any right and interest of Sellers in this Agreement and any other agreements and instruments to be executed by Sellers in connection with the sale of the Assets and the other transactions contemplated by this Agreement;

             (c) Any and all of Sellers' Insurance Policies, including all rights to coverage and all prepaid insurance under such policies;

             (d) Sellers' corporate franchise, stock records, corporate record books and other records having to do with Sellers' organization or capitalization; and

             (e) The other assets of Sellers (if any) which are specifically identified on Schedule 1.2(e) annexed hereto.

         1.3 Further Assurances. At any time and from time to time before and after the Closing, at the request of any party and without further consideration, each party promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment assumption and confirmation, and take such other action, as may be reasonably requested to more effectively carry out the intent of this Agreement.

         1.4 Certain Consents. To the extent that Sellers' rights under any agreement, contract, commitment, lease, permit, or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing Date, and which is important to the ownership, use or disposition by Purchaser of an Asset, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and for a period of ninety (90) days following the Closing Date, Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Sellers shall, to the maximum extent permitted by law and at Sellers' expense, act after the Closing as Purchaser's agent in order to obtain for the Purchaser the benefits thereunder, and Sellers shall cooperate, to the maximum extent permitted by law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement.

         1.5 Purchase Price; Payment of Purchase Price. The aggregate purchase price for the sale, transfer and conveyance of the Assets and the assumption of the Assumed Liabilities (the "Purchase Price") shall be subject to adjustment as set forth in Section 1.6 below and paid to ClearVision at the Closing, as follows:

             (a) Purchaser shall deliver to ClearVision an aggregate amount in cash (the "Closing Cash Payment") equal to Four Million Eight Hundred Eighty-Two Thousand Two Hundred Forty Two Dollars ($4,882,242), which Closing Cash Payment shall be utilized by ClearVision on the Closing Date to discharge in full the severance obligations, notes and other indebtedness set forth on Schedule 1.5 attached hereto.

             (b) Purchaser shall deliver to ClearVision the number of shares of the Purchaser's common stock, $.01 par value (the "Purchaser Common Stock"), equal to (i) Two Million Two Hundred One Thousand Two Hundred (2,201,200) shares, less (ii) the number of shares equal to $225,000 divided by the Average Market Price (as defined below) (the "Closing Stock Payment"). Such Closing Stock Payment being subject to additional adjustment as set forth in Section 1.6 and Section 12.1 hereof. On the Closing Date, an aggregate of 750,000 shares of the Purchaser Common Stock included in the Closing Stock Payment shall be deposited by the Purchaser in an escrow account (the "Escrow Account") governed by an Escrow Agreement substantially in the form of Exhibit A attached hereto (the "Escrow Agreement"). The Escrow Account shall be available to satisfy any amounts owing to Purchaser pursuant to Section 1.6 and/or Section 12.1. The Closing Stock Payment shall be subject to the restrictions on transfer set forth in Article 13 below.

         1.6 Purchase Price Adjustments.

             (a) Net Assets Adjustment. As set forth in this Section 1.6(a), the Closing Stock Payment shall be adjusted to reflect the difference, if any, between the Actual Net Assets (as defined below) of Sellers on the Closing Date and the Agreed Net Assets (as defined below) of Sellers on the Closing Date. As used herein, the term "Actual Net Assets" shall mean the value as of the close of business on the Closing Date of (a) the book value of the Assets, less (b) the book value of the Assumed Liabilities (as hereinafter defined) and all outstanding indebtedness to FINOVA Capital Corporation, each as determined in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"). As used herein, the term "Agreed Net Assets" shall mean $(1,715,651) and shall be calculated in a manner consistent with
Schedule 1.6(a).

                 (i) At Closing, Sellers shall deliver to Purchaser a preliminary balance sheet of Sellers as of the Closing Date reflecting Sellers' estimate of the Assets and Assumed Liabilities of Sellers as of the Closing Date (the "Preliminary Closing Date Balance Sheet"). Sellers also shall deliver to Purchaser with the Preliminary Closing Date Balance Sheet a schedule showing the calculation of estimated Actual Net Assets as of the Closing Date (the "Preliminary Closing Schedule"). The Closing Date Balance Sheet (as defined below), the Preliminary Closing Schedule, the Closing Schedule (as defined below) and the determination of Actual Net Assets shall be prepared in accordance with GAAP.

                 (ii) Within sixty (60) days following the Closing Date, Purchaser shall deliver to Sellers an adjusted closing balance sheet reflecting Purchaser's calculation of the Assets and Assumed Liabilities of Sellers as of the Closing Date (the "Closing Date Balance Sheet") and a schedule showing the calculation of Actual Net Assets based on the Closing Date Balance Sheet (the "Closing Schedule"). Within such 60-day period, Purchaser may, at its sole election, cause the Closing Date Balance Sheet to be reviewed or audited by PricewaterhouseCoopers LLP (the "Purchaser's Accountants"). Purchaser shall bear the entire cost of the fees and expenses of the Purchaser's Accountants, if any. Within thirty (30) days following receipt of the Closing Date Balance Sheet and the Closing Schedule, Sellers shall review the Closing Date Balance Sheet and deliver to Purchaser their proposed revisions, if any, thereto. Purchaser shall make available to Sellers copies of any documents reasonably requested by Sellers to substantiate and confirm the accuracy of the calculations presented in the Closing Date Balance Sheet and Closing Schedule. If within thirty (30) days following delivery of the Closing Schedule, Sellers have not given notice of their objections to the Closing Schedule (which notice must contain a statement of the basis of such objection), then the Actual Net Assets reflected in the Closing Schedule shall be deemed accepted and agreed to by the parties. If any party gives such notice of objection, the parties shall attempt to resolve by negotiation any dispute created by such objection. If such dispute has not been resolved by negotiation within fifteen (15) days after receipt of such notice of objection, then notwithstanding any other provision hereof, the items in dispute shall be submitted to the St. Louis, Missouri office of KPMG LLP or, if KPMG LLP is unwilling or unavailable to so serve, such other nationally recognized accounting firm as shall be mutually agreed upon by the parties (the "Accounting Firm") for resolution within thirty (30) days. The determination of the Accounting Firm, as set forth in a notice delivered to Purchaser and Sellers by the Accounting Firm, shall be binding and conclusive on the parties and shall not be subject to review or challenge of any kind. The fees and expenses of the Accounting Firm, if any, shall be borne equally by Purchaser and Sellers.

                           (iii) On the third business day following the final determination of the Actual Net Assets as set forth below, if Actual Net Assets is less than Agreed Net Assets as set forth in the final Closing Schedule (a "Shortfall"), then Purchaser shall be entitled to receive from the Escrow Account a number of shares of Purchaser Common Stock equal to the amount of such Shortfall divided by the average of the last transaction prices as reported by the Nasdaq National Market and published in The Wall Street Journal of Purchaser Common Stock for the fifteen consecutive trading days on which trades were reported ending on the third business day prior to the Closing Date (the "Average Market Price").

                  (b)      Physician Retention Adjustment. As set forth in this
Section 1.6(b), in the event that on the Measurement Date (as defined below) the Aggregate Procedure Volume (as defined below) of all Retained Physicians (as defined below) is less than eighty percent (80%) of Total Procedure Volume (as defined below), Purchaser shall be entitled to receive from the Escrow Account a total of 500,000 shares of Purchaser Common Stock.

                           (i)   For purposes of this Section 1.6(b):

                                 (A) the term "Aggregate Procedure Volume" shall
                  mean the aggregate number of completed refractive laser eye surgical procedures performed by Retained Physicians during the period from January 1, 2001 to May 31, 2001 as set forth opposite each Retained Physician's name on Schedule 1.6(b) attached hereto, excluding any re-treatments, enhancements or procedures subject to discounts granted by the Company to the Retained Physician (other than discounts provided pursuant to Seller's marketing programs, including corporate charter programs, national provider contracts and other corporate provider arrangements);

                                 (B) the term "Measurement Date" shall mean the
                  date which is ninety (90) days following the Closing Date;

                                 (C) the term "Retained Physician" shall mean
                  any physician, physician practice group or other healthcare provider listed on Schedule 1.6(b) hereto which as of the Measurement Date (x) has a laser service provider agreement with the Purchaser in full force and effect, (y) has not delivered to Purchaser or Sellers any notice of termination of such agreement or otherwise expressed to Sellers or Purchaser an intent to terminate such agreement, and (z) is actively performing paid laser procedures under its agreement with Purchaser consistent with its past volume history during the period from February 1, 2001 to May 31, 2001 as reflected on Schedule 1.6(b), excluding, however effect of decreases in volume resulting directly from inactivity of such Physician due to vacation or illness during the period from June 1, 2001 to the Measurement Date; and

                                 (D) the term "Total Procedure Volume" shall
                  mean the total number of completed refractive laser eye surgical procedures performed by all physicians, physician practice groups or other healthcare providers having an agreement with Sellers during the period from January 1, 2001 to May 31, 2001 as set forth on Schedule 1.6(b), excluding any re-treatments, enhancements or procedures subject to discounts granted by the Company to the Retained Physician (other than discounts provided pursuant to Seller's marketing programs, including corporate charter programs, national provider controls and other corporate provider arrangements).

                           (ii) Sellers hereby represent and warrant to Purchaser that the name and procedure volume of each physician, physician practice group or other healthcare provider performing procedures under an agreement with Sellers for the period January 1, 2001 to May 31, 2001 as set forth on
                  Schedule 1.6(b) hereto is true, accurate and complete in all material respects, and that no such physician, physician practice group or other healthcare provider listed thereon has provided Sellers with any notice of termination or intent to terminate its agreement with Sellers and continues on the date hereof to actively perform paid laser procedures under its agreement with Sellers consistent with past volume history, excluding, however, the effect of decreases in volume resulting directly from inactivity of such Physician due to vacation or illness during the period from June 1, 2001 to the Measurement Date.

                  For a period of 90 days after the Closing, Purchaser agrees:
(y) to use its commercially reasonable best efforts to preserve the goodwill of each Retained Physician; and (z) to maintain the general levels of service at each of the locations utilized by Sellers immediately prior to the Closing Date.

         1.7 Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of the Purchaser Common Stock shall be issued in the Closing Stock Payment. If ClearVision would otherwise be entitled to a fraction of a share of Purchaser Common Stock, upon request to Purchaser, ClearVision shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional interest to which ClearVision would otherwise have been entitled by the Average Market Price.

         1.8 Anti-Dilution Adjustments. If, during any period used to determine the Average Market Price of Purchaser Common Stock, the Purchaser shall declare a stock dividend, or make a distribution in stock upon, or subdivide, split up, reclassify or combine the Purchaser Common Stock or declare a dividend or make a distribution on the Purchaser Common Stock in any security convertible into Purchaser Common Stock (each, an "Extraordinary Corporate Transaction"), appropriate and proportional adjustment or adjustments will be made to the Average Market Price for the trading days prior to the effective date of the Extraordinary Corporate Transaction to equitably reflect such Extraordinary Corporate Transaction. If the Extraordinary Corporate Transaction is effected after the period used to determine the Average Market Price of Purchaser Common Stock but prior to the Closing Date, appropriate and proportional adjustment or adjustments will be made to the Closing Stock Payment such that such payment shall result in the issuance of that number of shares of Purchaser Common Stock as if the Extraordinary Corporate Transaction had a record or payment date therefor immediately after the Closing Date.

         1.9 Purchase Price Allocation. Purchaser and Sellers agree to allocate the Purchase Price together with any Assumed Liabilities (as defined in Section 2.1) between and among the Assets in the manner specified by Purchaser and Sellers and set forth in Schedule 1.9 hereto. Purchaser and Sellers shall timely complete and file a Form 8594 Asset Acquisition Statement of Allocation consistent with the allocation set forth in Schedule 1.9, shall provide a copy of such form to Purchaser or Sellers, as the case may be, and shall file a copy of such form with its federal income tax return for the period that includes the Closing Date. Neither Purchaser nor Sellers shall take a position in any Return (as defined in Section 3.3(a)), or examination or other administrative or judicial proceeding relating to any Return, that is inconsistent with such allocation as may be agreed to by Purchaser and Sellers.

         1.10 Distribution of Escrow Account. Within 15 days following the later of (i) the Measurement Date or (ii) the final determination of Actual Net Assets pursuant to Section 1.6(a) above, Purchaser shall direct the escrow agent under the Escrow Agreement to pay to the Seller an amount equal to the amount of the Escrow Account, if any, remaining after (x) all amounts owing to the Purchaser pursuant to Section 1.6 have been satisfied and (y) all claims of Purchaser under Article 12 which have theretofore been finally resolved have been satisfied (the "Remaining Escrow") less any amount for which Purchaser claims, prior to such date, that it is entitled to receive indemnification pursuant to Section 11 (each, a "Pending Claim"). As soon as practicable following final resolution of all Pending Claims, the Purchaser shall direct the escrow agent under the Escrow Agreement to pay to the Sellers an aggregate amount equal to the portion, if any, of the Escrow Account which remains after payment of the Remaining Escrow and final resolution of all Pending Claims. Purchaser agrees not to make any claim against the Escrow Fund for an amount in excess of that which Purchaser determines in good faith might reasonably be expected to be necessary to cover any obligation of Sellers under Section 1.6(a) or 12.1(a) of this Agreement.

                                   ARTICLE 2

                       ASSUMPTION OF CERTAIN LIABILITIES

         2.1 Assumed Liabilities. At the Closing, Sellers shall assign, and Purchaser shall assume and agree to pay, discharge or perform, as applicable, the following liabilities

(collectively, the "Assumed Liabilities"): (a) liabilities and obligations of Sellers with respect to the Business as of June 30, 2001 contained on Schedule
2.1 hereto, (b) ordinary accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practice between June 30, 2001 and the Closing Date, (c) executory obligations accruing after the Closing Date under the Contracts and Leases transferred and validly assigned to Purchaser in accordance with Section 1.1 hereof and set forth on Schedules 1.1(d), 1.1(e), 1.1(f) and 1.1(h) attached hereto, and (d) an aggregate of 11 excimer laser leases between Sellers and VISX, all as set forth on Schedule 2.1 hereto.

         2.2      Excluded Liabilities. Notwithstanding the provisions of
Section 2.1, Purchaser shall not assume, and Sellers shall remain liable for, any and all liabilities, obligations, claims and commitments of or against Sellers which are not specifically set forth herein as being expressly assumed by Purchaser (and regardless of whether set forth on any Schedule hereto other than Schedule 2.1), whether the same are known or unknown, existing, contingent upon future events or circumstances, accrued, funded, unfunded or otherwise (the "Excluded Liabilities"), including, without limitation:

                  (a) any Taxes (as defined in Section 3.3(a)) imposed on Sellers (including with respect to the Excluded Assets at any time) or relating to the Business (including the Assets) for any period (or portion thereof) ending on or prior to the Closing Date;

                  (b) any liability or obligation resulting from any formal or informal, written or unwritten, agreement with respect to employee compensation, severance pay, bonus, pension, retirement, profit sharing, health or medical benefit, welfare plan, or any other employee benefit or fringe benefit plan and any stock option arrangements, warrants or employment agreements;

                  (c) any liability or obligation relating to the Business or Assets arising out of any event or occurrence or a claim arising (A) prior to the Closing Date or (B) after the Closing Date in the case of claims in respect of products or services sold or provided by Sellers prior to the Closing Date or attributable to acts performed or omitted by Sellers prior to the Closing Date;

                  (d) any liabilities or obligations of Sellers relating to the Excluded Assets;

                  (e) any liability or obligation of Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, fees and expenses of its counsel, accountants and other advisors;

                  (f) any liabilities of Sellers for commissions or fees owed to any finder or broker retained by Sellers in connection with the transactions contemplated hereby;

                  (g) obligations, liabilities, injuries or damages arising, accruing or existing prior to the Closing with respect to Sellers' employees, including without limitation any matters arising under laws governing wages and hours, employment discrimination, occupational safety and health, workers' compensation, the payment and withholding of employment taxes and any alleged violations of law;

                  (h) all liabilities of Sellers or with respect to the Business for any violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Closing, including, without limitation, applicable health care laws, rules and regulations, including those relating to the payment or receipt of illegal remuneration, including 42 U.S.C. ss. 1395nn (the Stark Statute), 42 U.S.C. ss. 1320a-7a, 42 U.S.C. ss. 1320a-7b(a), 42
U.S.C. ss. 1320a-7b(c) and any applicable state laws governing kickbacks and matters similar to such federal statutes (collectively, the "Fraud and Abuse Laws"); and

                  (i) any liability or obligation arising under that certain Management Agreement dated as of July 9, 1999 among ClearVision, Moore Capital Management, Inc. and Richland Management, Inc.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of the Sellers jointly and severally, hereby represents and warrants to Purchaser as follows as of the date of this Agreement:

         3.1      Status.

                  (a) Corporate Existence and Status. ClearVision is a corporation duly incorporated and organized, entitled to conduct business and validly existing in good standing under the laws of the State of Nevada. Each Seller other than ClearVision is a wholly-owned subsidiary of ClearVision and is a limited liability company duly organized, entitled to conduct business and validly existing in good standing under the laws of the State of Colorado.

                  (b) Qualification. Schedule 3.1(b) lists the jurisdictions in which each Seller is duly qualified to do business and in good standing as a foreign corporation or limited liability company, as applicable. Such jurisdictions consist of all jurisdictions where Sellers' ownership or leasing of properties or the conduct of the Business requires Sellers to be qualified as a foreign corporation or limited liability company, as applicable.

                  (c) Corporate Power. Each of the Sellers has the corporate or other power, authority, and capacity to own and lease its properties and otherwise to conduct its business as currently conducted.

                  (d) Ownership Interests. Except as reflected in Schedule 3.1
(d), none of the Sellers has any subsidiaries or any equity securities of, investment in or loans or advances to any business enterprise or person or any agreements or commitments for such (other than trade terms extended to customers in the ordinary course of business and travel advances to employees), or is subject to any arrangement that could be treated as a partnership for federal income tax purposes.

                  (e)      Authorization.

                           (i) Each of the Sellers has the right, power and authority to enter into this Agreement and, when executed by Sellers and Purchaser and delivered in accordance with this Agreement, each other agreement, instrument or other document required to be executed hereunder (collectively, the "Other Agreements"), to consummate the sale of the Assets owned by it and the other transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements;

                           (ii) The execution and delivery by each of the Sellers of this Agreement and the Other Agreements to which it is a party, and the consummation by each of the Sellers of the sale of the Assets owned by it and the other transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements to which it is a party have been duly authorized by all necessary corporate action in compliance with all governing or applicable agreements, instruments or other documents (including its articles of incorporation and bylaws or certificate of organization and operating agreement, as applicable) and applicable law; and

                           (iii) This Agreement constitutes, and the Other Agreements to which each of the Sellers is a party will constitute when executed by Sellers and Purchasers and delivered in accordance with this Agreement, valid and binding agreements fully enforceable against such parties in accordance with their respective terms.

                  (f) Absence of Violations or Conflicts. Except as disclosed in Schedule 3.1(f) the execution and delivery of this Agreement and the Other Agreements to which it is a party by each of the Sellers and the consummation by each of the Sellers of the sale of the Assets owned by it and the other transactions contemplated by, or other compliance with or performance under, this Agreement and the Other Agreements to which it is a party, do not and will not with the passage of time or giving of notice or both:

                           (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any lien, encumbrance or other material adverse claim or interest other than Permitted Encumbrances upon any of the Assets under (A) any contract, agreement, commitment, undertaking or understanding to which any of the Sellers is a party or to which they or any of the Assets are subject or bound, (B) any judgment, decree or order of any governmental or regulatory authority to which any of the Sellers or any of the Assets are subject or bound, (C) any applicable law or regulation or
         (D) any governing documents of any of the Sellers (including articles of incorporation and bylaws or certificate of organization and operating agreement, as applicable); or

                           (ii) create, result in an adverse change to or cause the acceleration of the maturity of, any Assumed Liabilities.

                  (g) No Governmental Consents Required. Except as set forth in Schedule 3.1(g), no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority on the part of any of the Sellers is required in connection with its execution or delivery of this Agreement or the Other Agreements or the consummation of the sale of the Assets and the other transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements.

                  (h) Required Consents. Except as disclosed on Schedule 3.1(f) or Schedule 3.1(g), the sale of the Assets to the Purchaser pursuant to this Agreement will not require any notice to or consent or approval of any third party in order for the Purchaser to receive the full benefit of each of the Assets as of the Closing Date.

         3.2      Financial Matters.

                  (a)      Financial Statements. Attached to this Agreement as
Schedule 3.2(a) are true and complete copies of the following (collectively, the "Financial Statements"): (a) the audited consolidated balance sheets and related statements of income and cash flows of Sellers as of and for the fiscal years ended December 31, 1998, 1999 and 2000; and (b) the unaudited balance sheets and related statements of income and cash flows of Sellers as of and for the six-months ended June 30, 2000 and 2001. The Financial Statements have been prepared from the books and records of Sellers in all material respects and present fairly in accordance with GAAP the financial position, results of operation and cash flows of Sellers and the Business as of and for the periods presented.

                  (b) Absence of Undisclosed Liabilities. Except as reflected in the Financial Statements and except for the Excluded Liabilities, the Business has no debt, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required to be disclosed in financial statements prepared in accordance GAAP as in effect on the date hereof.

                  (c) Absence of Certain Changes or Events. Since December 31, 2000 and except as disclosed in the Financial Statements and on Schedule 3.2(c), there has not been:

                           (i) any material adverse change in or damage or loss to the Assets or the operations, liabilities, earnings, business or condition (financial or otherwise) of the Business or Sellers which have been or could reasonably be expected to be, individually or in the aggregate with other changes, materially adverse to the Business or the Sellers taken as a whole (a "Material Adverse Change");

                           (ii) any increase in the compensation payable by Sellers to any officer, employee or agent other than routine increases made in the ordinary course of business consistent with past practice, or any bonus, incentive compensation, service award, right to severance or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of such officer, employee or agent, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by Sellers with respect to any officer, employee or agent;

                           (iii) any addition to, or modification of, any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, arrangement or practice existing as of December 31, 2000, other than accruals made for fiscal year 2001 in accordance with the normal practices of Sellers;

                           (iv) any sale, assignment or transfer (including, without limitation, any collateral assignment or the granting or permitting of any lien, encumbrance or other claim) of any of the Assets other than in the ordinary course of business and consistent with past practices;

                           (v) any amendment, modification, waiver or cancellation of any debt owed to, or claim of, Sellers, or settlement by Sellers of any dispute involving any payment or other obligation due to or owed by Sellers to be made or performed after the Closing Date which constitutes an Asset or an Assumed Liability;

                           (vi) any capital expenditure or commitment to make a capital expenditure (exclusive of expenditures for repair or maintenance of equipment in the ordinary course of the Business);

                           (vii) any incurrence of any extraordinary loss or knowing waiver of any rights of substantial value by Sellers in connection with any aspect of the Business, whether or not in the ordinary course of the Business;

                           (viii) any cancellation, termination or amendment by the Sellers of any material contract, agreement, license or other instrument to which the Sellers are a party or by which they are bound;

                           (ix) any merger or consolidation of Sellers or the Business into or with any corporation or enterprise, or any action by Sellers toward or effecting such a merger or consolidation or a complete or partial liquidation or dissolution of the Business or any material portion of its assets (other than as contemplated by this Agreement);

                           (x) any failure on the part of Sellers to operate the Business in the ordinary course, including, without limitation, the purchasing of inventory, extension of accounts payable or acceleration of accounts receivable, so as to preserve the Business intact in all material respects, including the services of its key employees and the goodwill of its suppliers, customers and others having business relations with the Business;

                           (xi)   any material change in any method of
         accounting or accounting principle, practice or policy;

                           (xii) any other action neither in the ordinary course of business and consistent with past practice nor provided for in this Agreement;

                           (xiii) any agreement by or commitment of Sellers to do or permit any of the foregoing;

                           (xiv) any write-ups of any assets previously written-down or written off; or

                           (xv) any reduction in any liabilities or reserves except to the extent of cash payments appropriately applied thereto.

         3.3      Taxes.

                  (a)      Definitions. For purposes of this Agreement:

                           (i) The term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                           (ii) The term "Returns" shall mean, collectively, all reports, forms, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes and the term "Return" means any one of the foregoing Returns.

                           (iii) The term "Taxes" shall mean (A) all net income, alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, ad valorem, value added, franchise, profits, license, unitary, intangible, corporate loan tax, capital stock tax, lease, service, service use, withholding on amounts paid to or by Sellers, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, withholding and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government; and (B) any penalties, interest, fines or other additions to tax or other additional amounts, including, but not limited to, amounts imposed as a result of the failure to collect, withhold, or pay over any of the foregoing, or to timely and accurately file any Return; and the term "Tax" shall mean any one of the foregoing Taxes. Notwithstanding the foregoing, however, when used with reference to a specified person (for example and without limitation, "Taxes of Seller"), the terms "Taxes" and "Tax" shall include only those amounts for which such person is, or could become, liable in whole or part (including, without limitation, any obligation in connection with a duty to collect, withhold, or pay over any

         Tax, any joint and several or contractual liability or obligation (including, without limitation, liability pursuant to Treasury Reg. ss. 1.1502-6) to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee or successor, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).

                  (b) Returns Filed and Taxes Paid. Except as otherwise set forth in Schedule 3.3 annexed hereto, (i) each of the Sellers has duly filed or caused to be filed, on or before the due date thereof, with the appropriate taxing authorities, all Returns that it is required to file or that is required to be filed in respect of the Assets; (ii) each such Return (including any amendment thereto) is true, correct, and complete in all material respects;
(iii) all Taxes of each of the Sellers due with respect to, or shown to be due on, each such Return (or amendment) or subsequent assessment with regard thereto, have been timely paid; (iv) there is no valid basis for the assessment of any deficiency with regard to any such Return; and (v) there are no extensions of time to file any Return or to pay any Taxes which are pending. No other Taxes in respect of the Assets of any of the Sellers are due with respect to any taxable periods or portions of periods ending on or before the Closing Date. There are no liens, attachments or similar encumbrances on any of the Assets with respect to any Taxes, other than immaterial liens for Taxes that are not yet due and payable. Except as set forth in Schedule 3.3, there are no pending or, to the Knowledge of Sellers (as defined below), threatened audits, investigations, claims, proposals or assessments for or relating to any Taxes. No extension of a statute of limitations relating to Taxes is in effect, nor is any request for any such extension pending. None of the Assets is held in an arrangement for which partnership Returns are being filed or is "tax exempt use property" (as defined in Section 168(h) of the Code).

                  As used in this Agreement, the phrases "to the Knowledge of Sellers" and "to Sellers' Knowledge" and phrases of similar import mean such knowledge as would be obtained after reasonable inquiry of the officers of Sellers and, with respect to matters within their respective areas of responsibility, the employees of Sellers with primary supervisory responsibility over any aspect of Sellers operations or assets that is pertinent to a representation and warranty of Sellers.

         3.4      Title to and Condition of Assets.

                  (a) Personal Property. Sellers do not own any real property. Each of the Sellers has good and marketable title to its assets and properties, free and clear of any lease, lien, security interest, mortgage, charge, easement or encumbrance, right of first refusal, option or other restriction subject only to (i) the liens, security interests and other encumbrances disclosed on Schedule 3.4(a), all of which shall be discharged by the Sellers from the proceeds of the sale of the Assets, (ii) the liens, security interests and other encumbrances disclosed on Schedule 3.4(a), all of which secure only Assumed Liabilities, (iii) liens for Taxes accrued but not yet payable, and (iv) liens arising as a matter of law in the ordinary course of business as to which there is no default (the items described in the foregoing clauses (i) through (iv) are collectively referred to as the "Permitted Encumbrances"). None of the assets or properties of the Sellers is subject to any pending or, to the Sellers' Knowledge, threatened condemnation proceedings.

                  (b) Leases; Subleases. For purposes of this Agreement, "Lease" means any written or oral lease, sublease or rental agreement (and any related contract, agreement, commitment, arrangement, undertaking or understanding) included as part of the Assets and all amendments, modifications and supplements thereof and waivers and consents thereunder pursuant to which Sellers lease, sublease or rent any real or personal property, either as lessor, lessee, landlord or tenant. Schedule 1.1(d) and Schedule 1.1(e) annexed hereto list all Leases, except those which involve an annual rental of less than $5,000. Schedule 1.1(d) and Schedule 1.1(e) describe all oral Leases required to be disclosed in Schedule 1.1(d) and Schedule 1.1(e), and true and complete copies of all written Leases required to be disclosed have been delivered to Purchaser. With respect to each of the Leases: (A) neither Sellers nor, to the Knowledge of Sellers, any other party is in material default in connection with such Lease; (B) no act or event has occurred which, with notice or lapse of time or both, would constitute a material default under such Lease with respect to Sellers or, to the Knowledge of Sellers, any other party; (C) Sellers have not given or received any notice of cancellation or termination in connection with such Lease; (D) such Lease is the valid and binding agreement of Sellers, is in full force and effect and is enforceable in accordance with its terms; and (E) except as disclosed in Schedule 3.1(b) and Schedule 3.1(f) annexed hereto, such Leases will not require consents of the other parties thereto in order to be assigned to Purchaser hereunder.

                  (c) Adequacy; Condition. Except as set forth in Schedule 3.4(c) annexed hereto: (i) the Fixed Assets are in good repair and condition subject to reasonable wear and tear; and (ii) Sellers have not received notice of violation (which has not been cured) of, and to the Knowledge of Sellers, Sellers are in compliance with, all applicable material building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits, health and safety codes or other requirements in respect of any properties subject to a Lease (and Sellers' current use of such properties does not constitute a nonconforming use).

                  (d) All Necessary Properties. The Assets constitute all of the properties (tangible and intangible) which Sellers use in connection with the operation of the Business as presently conducted.

                  (e) Accounts Receivable. All accounts receivable shown on the Financial Statements represent, and the accounts receivable of Sellers outstanding on the Closing Date will represent, sales actually made or services actually performed in the ordinary course of business in bona fide transactions in accordance with GAAP completed in accordance with the terms and provisions contained in any documents relating thereto and are fully collectible to the extent not reserved for in the Financial Statements. The reserves for uncollectible accounts receivable reflected on the Financial Statements were established in accordance with GAAP and are adequate. The accounts receivable outstanding on the Closing Date are subject to no defenses, counterclaims, or rights of setoff other than those arising in the ordinary course of business and for which adequate reserves have been established.

                  (f) Inventories. The Inventory of Sellers as of July 31, 2001 is set forth on Schedule 3.4(f) annexed hereto. All Inventory to be purchased by Purchaser was acquired and has been maintained in the ordinary course of business consistent with past practice and is in good and merchantable condition and fit for the purpose for which it was procured or manufactured. The Inventory is not subject to any write-down or write-off in excess of any reserve established on the Financial Statements and has been valued at the lesser of cost or market value, on a FIFO basis, in accordance with GAAP. Sellers have valid legal title to the Inventory free and clear of any consignments, liens, claims, charges and encumbrances, other than encumbrances which will be removed prior to Closing.

         3.5 Intellectual Property. All Intellectual Property and all contracts, agreements, commitments and understandings relating to the use or license of technology, know-how or processes by Sellers used in the Business and included in the Assets (the "Intellectual Property Licenses") are listed in
Schedule 1.1(h) annexed hereto. Except as disclosed in Schedule 3.5: (a) Sellers own (free and clear of all liens, claims and encumbrances other than Permitted Encumbrances), or have the sole and exclusive right to use, all Intellectual Property, whether under Intellectual Property Licenses or otherwise, included in the Assets and used in the ordinary conduct of the Business; (b) the consummation of the sale of the Assets and the other transactions contemplated by this Agreement will not alter or impair any such rights; and (c) no Intellectual Property owned, licensed or used by Sellers, or Intellectual Property License of Sellers is the subject of a lawsuit or any other proceeding, nor, within the three years prior to the date hereof, has any party challenged or, to the Knowledge of Sellers, threatened to challenge Sellers' right to use such Intellectual Property or Intellectual Property License or application for any of the foregoing. To Sellers' Knowledge, no third party is in default of any material obligation under any agreement relating to the Intellectual Property or to any Intellectual Property License. Sellers acknowledge and agree that they have no right to or interest in the name "Laser Vision."

         3.6      Loans and Contracts.

                  (a) Indebtedness. Schedule 3.6(a) annexed hereto sets forth, with respect to any Asset or Assumed Liability, (i) a complete and accurate list or description of all instruments or other documents ("Debt Instruments") relating to any direct or indirect indebtedness for borrowed money of Sellers, as well as indebtedness by way of industrial development bonds, capital leases, lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Sellers and (ii) a list of all loans of money to officers, employees, shareholders or members of Sellers.

                  (b) Other Contracts. Schedule 1.1(f) annexed hereto sets forth, with respect to any Asset or Assumed Liability, each contract, agreement, commitment, arrangement, undertaking or understanding (except where the same does not call for the payment or receipt by Sellers of cash or other property or services having a value in excess of $5,000; provided, however, that the aggregate value of all such non-scheduled contracts shall not exceed $50,000) to which any of the Sellers is a party or bound or to which it or its property is subject, whether written or oral ("Contract," but such list and the term "Contract" shall not include Leases, Intellectual Property Licenses, Debt Instruments, Insurance Policies and employee-related matters of Sellers disclosed elsewhere in this Agreement), including without limitation any Contract of the types listed below:

                           (i) for the purchase or rental of materials, inventory and supplies by Sellers entered into in the ordinary course of the Business;

                           (ii) for the purchase of services by Sellers entered into in the ordinary course of the Business;

                           (iii)  any employment agreement, consulting
         agreement, agency agreement, service or maintenance agreement or other contractual arrangement for services;

                           (iv) making Sellers liable, by guaranty, suretyship agreement, indemnification agreement, contribution agreement or otherwise, upon or with respect to, or obligating it in any way to provide funds in respect of, or obligating it to guarantee, serve as surety for or assume, any debt, dividend or other liability or obligation of any person, corporation, association, partnership or other entity;

                           (v)    granting a power of attorney;

                           (vi) relating to participation in a cooperative, partnership or joint venture;

                           (vii) restricting or limiting the freedom of Sellers to compete in any line of business;

                           (viii) involving the purchase or sale of any business;

                           (ix)   involving any letters of credit; or

                           (x) involving any contract, arrangement or agreement with the Seller's customers, whether or not in the ordinary course of business.

                  Schedule 1.1(f) describes all oral Contracts required to be disclosed in Schedule 1.1(f), and true and complete copies of all written Contracts required to be disclosed in Schedule 1.1(f) have been provided to Purchaser.

                  (c) Insurance. Set forth on Schedule 3.6(c) is a list of insurance policies and bonds currently in force covering the Sellers and the Business. Except as set forth on Schedule 3.6(c) each such insurance policy insures the Sellers against loss on an occurrence basis. The material terms of all insurance coverage of Sellers now in force with respect to the Business (including comprehensive general liability, personal and professional liability, comprehensive general casualty and extended coverage, automobile, boiler and machinery, fire and lightning, marine, endowment, life and worker's compensation) ("Insurance Policies") have been disclosed to Purchaser. Sellers' loss history under such policies during the three years prior to the date hereof has been provided to Purchaser. All premiums with respect to such policies covering all periods up to and including the date as of which this representation is being made have been paid. All such policies are in full force and effect and provide insurance, including, without limitation, liability insurance, in such amounts and against such risks as is customary for companies engaged in business comparable to the Business.

                  (d) Status. Except as disclosed on Schedule 3.6(d) annexed hereto or in the documents referred to therein, with respect to any Asset or Assumed Liability, within the three years prior to the date hereof. (i) Sellers have not assigned any rights or obligations under (and is not otherwise restricted for any reason from enjoying the full benefits under) any Intellectual Property License, Debt Instrument or Contract; (ii) neither Sellers nor, to the Knowledge of Sellers, any other party is in material default in connection with any Intellectual Property License, Debt Instrument or Contract;
(iii) no act or event has occurred which, with notice or lapse of time or both, would constitute a material default by Sellers or, to the Knowledge of Sellers, by another party under any Intellectual Property License, Debt Instrument or Contract; (iv) there is no basis for any claim of material default by Sellers or, to the Knowledge of Sellers, by another party under any Intellectual Property License, Debt Instrument or Contract; (v) Sellers have not received or given any notice of cancellation or termination in connection with any Intellectual Property License, Debt Instrument or Contract; (vi) each Intellectual Property License, Debt Instrument and Contract is the valid and binding agreement of the parties thereto which is in full force and effect and is enforceable in accordance with its terms except, with regard to the other party or parties to such instrument, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and general principles of equity; and (vii) the Sellers have not received any communication proposing any termination, amendment or change to any Intellectual Property License, Debt Instrument or Contract.

         3.7 Employment Relationships. Schedule 3.7 sets forth a true and complete list of the employees employed with respect to the Business as of July 31, 2001, setting forth each employee's compensation, date of hire and whether or not contributions are made for him and/or whether he is otherwise entitled to benefits under the employee benefit plans, programs and arrangements described in Section 3.8.

         3.8      Employee Plans.

                  (a) Except as set forth in Schedule 3.8 annexed hereto, Sellers do not maintain, are not required to maintain or contribute to and do not otherwise participate in (and since 1995 has not maintained, contributed to or otherwise participated in), with respect to employees employed by Sellers with respect to the Business, either (i) any employee pension benefit plan, including any employee stock ownership plan ("Pension/Profit Sharing Plan"), or any employee welfare benefit plan ("Welfare Plan") (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any pension, profit sharing, retirement or thrift plan or (ii) any other compensation, welfare, fringe benefit or retirement plan, program, stock purchase or stock option plan, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for or the welfare of any or all of the current or former employees or agents of Sellers employed in the Business or their beneficiaries or dependents (all of the foregoing in items (i) and (ii) being referred to herein collectively as the "Employee Plans" and individually as an "Employee Plan").

                  (b) Sellers have complied and currently are in compliance in all material respects, both as to form and operation, with the applicable provisions of ERISA and the Code, with respect to, each Employee Plan.

                  (c) Sellers have not maintained, contributed to or been required to contribute to, nor do any of their employees participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from Sellers on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                  (d) Notwithstanding anything else set forth herein, Sellers have not incurred any liability with respect to any Employee Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability on Purchaser or its directors, officers, agents, representatives or affiliates under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Employee Plans.

                  (e) No Employee Plan, other than an Employee Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of Sellers beyond their retirement or other termination of service with Sellers (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of Sellers, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (f) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will cause Purchaser or any affiliate of Purchaser to be liable to any person pursuant to the terms of any Employee Plan.

         3.9 Labor Relations. Except as described in Schedule 3.9 annexed hereto: (a) Sellers are (and since December 31, 1997 have been) in compliance with all federal, state, local and other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) there is (and since December 31, 1997 has been) no unfair labor practice, complaint, charge or other matter against or involving Sellers pending or, to the Knowledge of Sellers, threatened before any governmental authority;
(c) there is (and since December 31, 1997 has been) no labor strike, organizing effort, slow down, stoppage or other material labor difficulty pending, involving or threatened, against or affecting Sellers; (d) no grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending, and no claim therefor exists; and (e) there is (and since December 31, 1997 has been) no collective bargaining agreement which is binding on Sellers with respect to the Business.

         3.10     Litigation and Other Proceedings. Except as disclosed in
Schedule 3.10, Sellers are not, and since December 31, 2000 have not been, (i) engaged in, a party to, subject to or, to the Knowledge of Sellers, threatened with any claim, legal or equitable action, or other proceeding (whether as plaintiff, defendant or otherwise and regardless of the forum or the nature of the opposing party); (ii) to the Knowledge of Sellers, subject to any unasserted claim, the assertion of which is likely and which, if asserted, would request damages, an injunction or other relief against Sellers; or (iii) a party to or subject to any judgment, order or decree against Sellers or any of their respective Assets. Sellers are not in default under or in violation of any order, writ, injunction, charge, claim or decree of any federal, state or local court or other governmental department, commission, board, agency or instrumentality.

         3.11 Compliance with Laws. Except as set forth in Schedule 3.11 annexed hereto and except with respect to laws and regulations relating to health care as set forth in Section 3.12 below:

                  (a) Generally. Sellers are in compliance with all applicable laws (including Environmental Laws (as defined herein), antitrust, unfair competition, trade regulation, antipollution, environmental, employment and safety).

                  (b) Charges or Violations. Sellers are not either charged with, in receipt of any notice or warning of, or, to the Knowledge of Sellers, under investigation with respect to, any failure or alleged failure to comply with any provision of any applicable law.

                  (c) Licenses and Permits. (i) Each of Sellers has all Licenses and Permits required in connection with the operation of the Business, or its ownership, possession, use, occupancy or operation of any of its properties; (ii) all of such Licenses and Permits are in full force and effect;
(iii) Sellers are (and have been) in compliance with such Licenses and Permits; and (iv) no consents or approvals are required to validly transfer the Licenses and Permits to Purchaser in accordance with the terms hereof. Schedule 3.11 sets forth a listing of all Licenses and Permits held by Sellers.

                  (d) Environmental. (i) There are no pending or, to the Knowledge of Sellers, threatened actions, claims, notices of violation, investigations, notices of potential liability, demand letters or requests for information under or pursuant to any Environmental Law relating to Sellers or the Business, or any site or facility now or previously owned, leased, operated or used by Sellers in connection with the Business; (ii) Sellers are not currently conducting any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility now or formerly owned, leased, operated or used in connection with the Business, nor are Sellers subject or party to any contract, agreement, order, judgment or decree which obligates any of them to conduct any such actions; (iii) to the Knowledge of Sellers, there are no events, activities, occurrences, circumstances or conditions relating to the Business or any site or facility now or previously owned, leased, operated or used by Sellers in connection therewith that could reasonably be expected to result in any violation of or liability under any Environmental Law; (iv) no lien has been recorded against any of the Assets under any Environmental Law; (v) to the Knowledge of Sellers, there are not now, nor have there been, at any site or facility now or heretofore owned, leased or operated by Sellers in connection with the Business: (A) any underground storage tanks, impoundments or land fills containing any Hazardous Material or (B) any friable asbestos-containing materials; and (vi) no Hazardous Materials are located in, on, at or under any of the Assets in a manner that could reasonably be expected to result in any liability under or Violation of any Environmental Law.

                  As used herein, "Environmental Law" means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction and the common law relating to (x) pollution or the protection of the environment, (including, without limitation, outdoor or indoor air, surface water, groundwater, drinking water supply and surface or subsurface land) or natural resources such as flora, fauna, wetlands, or (y) the exposure to, or the use, storage, treatment, generation, transportation, processing, handling, labeling, distribution, release or threatened release or disposal of, Hazardous Materials. As used herein, "Hazardous Materials" means any pollutant, contaminant, waste, chemical, hazardous, toxic or other substance or constituent, including, without limitation, petroleum (including crude oil or any fraction thereof) and petroleum products regulated or which can give rise to liability under any Environmental Law.

         3.12 Health Care Laws. To Sellers' Knowledge after reasonable inquiry into laws regulating such matters, (A) Sellers are in material compliance with and have taken commercially reasonable steps to ensure that the Business is conducted in compliance with (i) all laws such as professional licensing and discipline statutes applicable to Sellers' physician relationships and physician contracts; and (ii) all federal and state laws and regulations applicable to the Business relating to healthcare, including Fraud and Abuse Laws; and (B) Sellers' practices conform to practices and standards in the laser vision correction industry generally with respect to the securing of Licenses and Permits required under federal and state laws and regulations relating to healthcare; all such Licenses and Permits are in full force and effect; Sellers are (and have been) in compliance with such Licenses and Permits, and no consents or approvals are required to validly transfer the Licenses and Permits to Purchaser for the operation of the Business. Further, except as set forth on
Schedule 3.12, Sellers have received no notices of any legal or administrative proceeding, and there are no legal or administrative proceedings pending or, to the Knowledge of Sellers, threatened, which allege that the Sellers have failed to comply, or are not in material compliance with, any healthcare laws applicable to Sellers.

         3.13     Transactions with Affiliates. Except as disclosed in Schedule
3.13 annexed hereto, to the Knowledge of Sellers, no shareholder, member, officer or director of Sellers, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of any of the Sellers:

                  (a) has been a party to any lease, sublease, contract, agreement, commitment, understanding or other arrangement of any kind whatsoever involving any such person and Sellers;

                  (b) owns directly or indirectly, in whole or in part, any property that Sellers use or otherwise have rights in respect of; or

                  (c) has any cause of action or other claim whatsoever against or owes any amount to, or is owed by, any Seller.

All such transactions are on an arms-length basis and are subject to terms and conditions that Sellers could reasonably expect to receive from unaffiliated third parties.

         3.14 Commissions. Except as disclosed in Schedule 3.14 annexed hereto, no person, firm or corporation has asserted or is entitled to any commission or broker's or finder's fee from Sellers or their affiliates in connection with the sale of the Assets or any of the other transactions contemplated by this Agreement.

         3.15 Generally. To the Knowledge of Sellers, no representation or warranty made by Sellers in this Agreement, any Other Agreement, or in any Exhibit, Schedule or closing certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers as follows as of the date of this Agreement:

         4.1      Status of Purchaser.

                  (a) Corporate Existence and Status. Purchaser is a corporation duly incorporated, organized, entitled to conduct business and validly existing in good standing under the laws of the State of Delaware.

                  (b)      Authorization.

                           (i) Purchaser has the right, power and authority to enter into this Agreement and the Other Agreements to which it is a party and to consummate the purchase of the Assets and the other transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements to which it is a party;

                           (ii) The execution and delivery by Purchaser of this Agreement and the Other Agreements to which it is a party, and the consummation by Purchaser of the purchase of the Assets and the other transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements to which it is a party have been duly authorized by all necessary corporate or other action on the part of Purchaser in compliance with governing or applicable agreements, instruments or other documents (including its articles of incorporation and bylaws (as amended)) and applicable law; and

                           (iii) This Agreement and the Other Agreements to which it is a party constitute the valid and binding agreements of Purchaser that are enforceable against Purchaser in accordance with their respective terms.

                  (c) Absence of Violations or Conflicts. Except as disclosed in Schedule 4.1(c) annexed hereto, the execution and delivery by Purchaser of this Agreement and the Other Agreements to which it is a party and the consummation by Purchaser of the purchase of the Assets and the other transactions contemplated by, or other compliance with or performance under, this Agreement and the Other Agreements to which it is a party, do not and will not with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any lien, encumbrance or other adverse claim or interest upon any properties of Purchaser under (i) any contract, agreement, commitment, undertaking or understanding to which Purchaser is a party or to which it or any of its assets or properties are subject or bound, (ii) any judgment, decree or order of any governmental or regulatory authority to which Purchaser or any of its respective properties are subject or bound, (iii) to the knowledge of Purchaser, any applicable law, or (iv) any governing or applicable agreements, instruments or other documents (including organizational documents).

                  (d) No Governmental Consents Required. Except as set forth in Schedule 4.1(d) annexed hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority on the part of Purchaser is required in connection with the execution or delivery of this Agreement or the Other Agreements to which Purchaser is a party or the consummation of the purchase of the Assets and the other transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by Purchaser.

         4.2 SEC Filings Complete. The Purchaser's most recent Form 10-K, all intervening Form 8-Ks and Form 10-Qs and the Purchaser's most recent annual meeting proxy statement (the "Disclosure Documents"), all as filed with the Securities and Exchange Commission ("SEC"), do not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time such document was filed. Since the filing of the Purchaser's most recent Form 10-K, no other document has been required to be filed by the Purchaser with the SEC which has not been filed. In connection with the offer and sale of the Purchaser's Common Stock to Sellers, Purchaser has complied with Section 10(b) of the Securities Exchange Act of 1934 and Rule l0b-5 promulgated thereunder.

         4.3 Shares Validly Issued. All of the Shares of the Purchaser Common Stock to be issued to the Sellers pursuant to the terms of this Agreement, when issued pursuant to the terms of this Agreement, shall be duly and validly issued, fully paid and non-assessable, without violation of any preemptive or dissenters' or similar rights and in full compliance with all applicable securities laws.

         4.4 Commissions. Except as set forth on Schedule 4.4 annexed hereto, no person, firm or corporation has asserted or is entitled to any commission or broker's or finder's fee in connection with the purchase of the Assets or any of the other transactions contemplated by this Agreement by reason of any act or omission of Purchaser.

         4.5 Generally. No representation or warranty by Purchaser in this Agreement, the Other Agreements or in any Exhibit, Schedule or closing certificate furnished or to be furnished to the Sellers pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5

                            CLOSING AND CLOSING DATE

         5.1 Closing. The closing ("Closing") of the sale of Assets and other transactions contemplated by this Agreement shall take place at the offices of Thompson Coburn LLP, One Firstar Plaza, St. Louis, Missouri 63101 commencing at 9:00 a.m., local time, on August 20, 2001 or on such other date ("Closing Date") not later than August 31, 2001 or at such other place as Purchaser and Sellers mutually shall agree.

         5.2 Simultaneous Closing. All actions taken at the Closing shall be deemed to be performed simultaneously and the Closing shall not be deemed to have occurred until all required actions of the parties pursuant to this Agreement have been performed. The parties shall deliver such additional documents and take such additional actions as may reasonably be deemed necessary to complete the transactions contemplated by this Agreement.

                                   ARTICLE 6

                              COVENANTS OF SELLERS

         6.1 Conduct of Business. From the date hereof to the Closing Date, except for transactions which are expressly approved in writing by Purchaser, Sellers shall refrain from:

                  (a) Subjecting any of the Assets, tangible or intangible, to any lien, encumbrance, security interest or other claim of any kind, exclusive of Permitted Encumbrances;

                  (b) Selling, assigning, transferring or otherwise disposing of any of the Assets;

                  (c) Modifying, amending, altering or terminating (whether by written or oral agreement, or any manner of action or inaction) any of the Debt Instruments, Leases, Intellectual Property Licenses, Employee Plans, Contracts or Insurance Policies, or entering into any such arrangement which is outside of the ordinary course of business or which involves aggregate payments or receipts by Sellers of an amount in excess of $5,000;

                  (d) Incurring any additional indebtedness under the terms of Sellers' credit facility with FINOVA Capital Corporation; and/or

                  (e) Taking or permitting any other action that, if taken or permitted immediately prior to the execution of this Agreement, would constitute a breach of or an exception to the representations and warranties contained in this Agreement.

         6.2 Affirmative Covenants. From the date hereof to the Closing Date, each Seller shall:

                  (a) maintain its property and liability insurance in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;

                  (b) maintain, in accordance with historical practice consistently applied, its properties in good repair, order and condition, reasonable wear and tear excepted, and use its best efforts to preserve its possession and control of all of the Assets;

                  (c) use its commercially reasonable efforts to keep in faithful service its key officers and professional staff of the Business to preserve the goodwill of those having business relations with the Business;

                  (d) maintain the books, accounts and records of the Business in a manner consistent with past practice and in the ordinary course of business;

                  (e) allow, at all reasonable times, Purchaser's employees, attorneys, auditors, accountants and other authorized representatives free and full access to the facilities, plants, properties, books, records, documents and correspondence of Sellers (except copies of any such documents subject to attorney-client privilege which would be deemed to be waived upon provision of such documents to Purchaser), in order that Purchaser may have full opportunity to make such investigation as it may desire;

                  (f) comply with all applicable law relating to the conduct of the Business, and conduct obligations of the Business in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement;

                  (g) provide Purchaser with prompt written notice of any event, occurrence or circumstance which could reasonably be expected to result in a Material Adverse Change;

                  (h) maintain inventory, accounts receivable and pricing management in the ordinary course of business consistent with past practice;

                  (i) pay all accounts payable in the ordinary course of business and in accordance with past practice and collect all accounts receivable in the ordinary course of business and in accordance with past practice;

                  (j) operate the Business only in the ordinary course of business consistent with past practice so as to preserve its business organization intact, including the goodwill of its suppliers, customers and others having business relations with the Business;

                  (k) make no changes in accounting methods, principles, practice or policies; or

                  (1) make any write-up of any assets previously written-down or written off;

         6.3      Obligations Concerning Employees.

                  (a) From the date hereof through the Closing Date, Purchaser shall have the right upon reasonable notice to Sellers during normal business hours and without undue disruption of the operation of the Business, to interview the employees of Sellers, perform drug tests on said employees and otherwise conduct hiring procedures with regard to its possible hiring of the employees of Sellers. On or prior to the Closing Date, Purchaser shall offer to employ each of the employees of the Business listed on Schedule 6.3 hereto (the "Transferred Employees").

                  (b) On or prior to the Closing Date, at such time as shall be reasonably acceptable to the Purchaser, the Sellers shall notify all of the employees of the Sellers that the assets of the Sellers are being sold to the Purchaser, that all employees to be offered employment by the Purchaser will be terminated from the employment of the Sellers effective immediately as of the Closing, and that any decisions by the Purchaser regarding its hiring procedures or the hiring of the Sellers' employees will be communicated to the employees by the Purchaser.

                  (c) On the Closing Date, Sellers shall issue payroll checks to all Transferred Employees who accept employment with Purchaser, dated as of the Closing Date, for all earned salary and wages and other compensation and benefits (net of usual withholdings), other than any payment for accrued but unpaid vacation or paid time off and severance, owed to such employees for their services rendered through the Closing Date. Sellers shall comply with all provisions of federal and state law relating to the continuation of health insurance benefits for terminated employees. Sellers shall be responsible for (and shall indemnify and hold Purchaser harmless with respect to) providing notices under the Work Adjustment, Retraining and Notification Act (the "WARN Act") in connection with any employee terminations, and Purchaser shall not be responsible for any WARN Act liability arising as a result of any employee termination(s) except those occurring after the Closing Date and made by Purchaser.

                  (d) Except as provided in Section 6.3(c) with respect to Transferred Employees who accept employment with Purchaser, Sellers shall pay or otherwise discharge (and hold Purchaser harmless with respect to) all vacation pay, sick leave, personal days and severance payments of employees of the Sellers accrued as of the Closing Date. Sellers shall retain (and indemnify and hold Purchaser harmless with respect to), and pay or otherwise discharge, all liability and obligations to employees of Sellers with respect to all incentive bonuses payable to the employees listed on Schedule 1.5 hereto and any other post-employment obligations.

         6.4 Consents and Closing Conditions. Sellers shall use its reasonable best efforts (a) to obtain such consents from third parties and to take other actions as may be required in order to fulfill the closing conditions which are within its control and (b) to cause the representations and warranties of Sellers in Article 3 to be true and correct on and as of the Closing Date.

         6.5 Bulk Transfer Compliance. Purchaser and Sellers hereby waive compliance by Purchaser and Sellers with the bulk sales law and any other similar laws in any applicable jurisdiction with respect to the transactions contemplated by this Agreement. Sellers agree to indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses directly resulting from or arising out of the parties' decision to waive compliance with any of such laws with respect to the transactions contemplated by this Agreement.

         6.6 Due Diligence. The Sellers hereby authorize Purchaser to continue its due diligence examination of the assets, liabilities, books and records (including without limitation personnel records and employment histories but excluding any employee records relating to any employee's leaves of absence or medical conditions or to any employees that are not Transferred Employees) of the Sellers. The Sellers (a) shall make available and assemble at all reasonable times during the Sellers' normal business hours all books, records, original contract files, correspondence and other documents and data related to the assets and liabilities of the Sellers but excluding any such documents subject to attorney-client privilege which would be deemed waived upon provision of such documents to Purchaser, (b) shall allow the Purchaser and its authorized representatives (including without limitation its legal, actuarial, accounting and other professional advisors) to make physical inspections of the Sellers' facilities and operations, and (c) shall reasonably cooperate with Purchaser's other due diligence requirements. It is understood that the Purchaser shall be permitted to maintain personnel on the premises of the Sellers during normal business hours to observe all aspects of the operations of their respective businesses, and to confer with the Sellers' management, attorneys and other third parties reasonably requested for verification of any information obtained pursuant to such observations. The Sellers consent to the examination by Purchaser and its representatives of all work papers and other records of the independent public accountants and internal auditors of the Sellers pertaining to the Sellers, and the Sellers shall cooperate with the Purchaser to obtain such access and related information from such independent public accountants.

         6.7 Accounts Receivable; Limited Power of Attorney. Sellers agree to deliver promptly to Purchaser any cash or other property received directly or indirectly by it following the Closing with respect to any accounts receivable and other rights included among the Assets, including any amounts payable as interest. Both before and after Closing, the Sellers shall offer such assistance as the Purchaser may reasonably request to provide for the termination of any existing lockbox arrangements and to instruct account debtors to forward payments to the Purchaser. Effective as of the Closing, the Sellers hereby appoint the Purchaser as their true and lawful attorney-in-fact for the limited purpose of endorsing with the name of the Sellers any checks or drafts received with respect to any such accounts receivable and other rights.

         6.8 Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until such date as this Agreement may be terminated in accordance with its terms, neither the Sellers nor any of the Sellers' shareholders, members, directors, officers, counsel, accountants, auditors or other agents retained by or acting on behalf of any of the Sellers, will (i) seek, solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group (other than Purchaser) relating to the possible acquisition of stock or equity interests of the Sellers or the possible purchase of all or substantially all of the Assets, or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution, or similar transaction involving, directly or indirectly, the Sellers (each an "Acquisition Proposal"), (ii) enter into, participate or cooperate in or consider or pursue any discussions or negotiations regarding or that reasonably may be expected to lead to an Acquisition Proposal or furnish to any person or entity information concerning the Sellers for purposes of facilitating any Acquisition Proposal, or (iii) otherwise solicit or cooperate in any way with, or assist, participate in, facilitate or encourage any effort or attempt by any person to make or enter into an Acquisition Proposal. Sellers shall notify Purchaser in writing within 24 hours following receipt of any unsolicited Acquisition Proposal or request for information from any third party. Such written notification shall describe in reasonable detail any such occurrence and identify the person or persons involved.

         6.9 Discharge of Liens and Encumbrances. All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Assets that are not Permitted Encumbrances shall be satisfied, terminated and discharged by Sellers on or prior to the Closing Date and evidence reasonably satisfactory to the Purchaser of such satisfaction, termination and discharge shall be delivered to Purchaser at or prior to the Closing.

         6.10 Certain Financial Information. In connection with the filing by the Purchaser with Securities and Exchange Commission of a Current Report on Form 8-K with respect to the consummation of the transactions contemplated hereby or any registration statement with respect to the registration of the Purchaser Common Stock issued to Sellers pursuant hereto, the Sellers shall use commercially reasonable best efforts to furnish the Purchaser within five business days after a request therefor by the Purchaser but in no event later than August 30, 2001 (a) audited financial statements for the Sellers (on a consolidated basis) for the years ended December 31, 1998, 1999 and 2000 and unaudited interim financial statements for the Sellers (on consolidated basis) for any interim financial period ending on or prior to the Closing, each of which shall be prepared in accordance with the requirements of GAAP and meet the requirements of Regulation S-X of the Securities Act of 1933, as amended (including Article 11, as applicable), or (b) the consent of the Sellers' independent accountants to the use of their reports therein, including any filings which incorporate such reports by reference. The actual out-of-pocket expenses incurred by the Sellers in connection with furnishing such information shall be borne by the Purchaser and shall not be an obligation of Sellers.

         6.11 Name Change. On the Closing Date, each Seller shall change its name to one that does not use the term "ClearVision", "ClearVision Laser Centers" or any variation thereof, and shall make all appropriate filings and take all other actions necessary or appropriate to effectuate such change.

                                   ARTICLE 7

                             COVENANTS OF PURCHASER

         7.1 Consents and Closing Conditions. Purchaser shall use its reasonable best efforts (a) to obtain such consents from third parties and to take other actions as may be required in order to fulfill the closing conditions which are within its control and (b) to cause the representations and warranties of Purchaser in Article 4 to be true and correct on and as of the Closing Date.

         7.2 Collection of Accounts Receivable. Purchaser agrees to make commercially reasonable efforts to collect the accounts receivable of Sellers that are being transferred to Purchaser.

                                   ARTICLE 8

                                  TAX MATTERS

         8.1 Payment of Taxes. The Purchaser shall be responsible for paying any and all state and local sales, use or other transfer tax attributable to the transfer of the Assets, provided that the Sellers shall cooperate with the Purchaser to the extent necessary to qualify for any statutory or regulatory exemption that the Purchaser reasonably determines to be applicable to the transfer of the Assets under the circumstances. The Sellers and Purchaser shall be responsible for filing Forms W-2 with respect to the 2001 taxable year in accordance with the "Standard Procedure" described in Rev. Proc. 94-77, 1994-2 C.B. 853. The responsibility for all other information returns shall be allocated similarly. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting any of the Assets shall be made by the Sellers after the date of this Agreement without the prior written consent of the Purchaser.

         8.2 Cooperation and Records Retention. From time to time, Sellers and Purchaser shall provide, and shall cause their respective accountants and other representatives to provide, to each other on a timely basis, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Return. Sellers and Purchaser shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Returns for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Returns.

                                   ARTICLE 9

                       PURCHASER'S CONDITIONS TO CLOSING

         The obligation of Purchaser to consummate the purchase of Assets, assumption of Assumed Liabilities and the other transactions contemplated by this Agreement shall be subject to the fulfillment to its reasonable satisfaction of each of the following conditions:

         9.1 Continued Truth of Warranties. The representations and warranties of Sellers herein contained shall be true and correct as of the Closing Date with the same force and effect as though made as of such date.

         9.2 Performance of Covenants. Sellers shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         9.3 No Material Adverse Change. Except as set forth in the Financial Statements or on Schedule 3.2(c), there shall have been no Material Adverse Change since December 31, 2000.

         9.4 Permits and Consents. Sellers shall have secured all appropriate orders, consents, approvals and clearances to be obtained by them, in form and substance reasonably satisfactory to Purchaser, by and from all third parties, including, but not limited to, governmental or regulatory authorities, whose order, consent and approval or clearance is required by contract or applicable law for the consummation of the sale of the Assets and the other transactions herein contemplated.

         9.5 Full Investigation. Purchaser and its employees, attorneys, accountants and other agents shall have been permitted to conduct a full investigation of the books, records, assets, liabilities, operations, prospects, business and condition of Sellers as provided in this Agreement.

         9.6 No Litigation. There shall not be any litigation or proceeding pending or threatened (including, without limitation, any litigation or proceeding arising under the antitrust, competition, trade or securities laws) to restrain or invalidate the sale and purchase of the Assets, the assumption of the Assumed Liabilities or the other transactions contemplated by this Agreement.

         9.7 Closing Documents. Each of the Sellers shall have delivered all documents required to be delivered by it at Closing, as more specifically set forth in this Agreement, in each case in form and substance reasonably satisfactory to Purchaser.

         9.8 Employment Agreements and Arrangements. Purchaser shall have received from Sellers and such key employees of the Sellers as are designated by the Purchaser, all employment agreements, consulting arrangements or other commitments and arrangements with respect to their employment with or availability to the Purchaser as shall be reasonably satisfactory to the Purchaser.

         9.9 Accuracy of Schedules. Examination by Purchaser shall not have disclosed any material inaccuracy in the representations and warranties of Sellers set forth herein or in the Schedules delivered to Purchaser pursuant hereto.

         9.10 Completion of Asset Purchases. Sellers shall have completed the purchases of the fixed assets of Colorado Excimer Leasing-1, LLC on terms and conditions reasonably satisfactory to Purchaser.

         9.11 Tail Insurance Coverage. Sellers shall have obtained "tail" insurance coverage for Sellers' umbrella and professional liability insurance policies for such term as shall be reasonably satisfactory to Sellers and Purchaser, which term shall not be less than one year.

                                   ARTICLE 10

                         SELLERS' CONDITIONS TO CLOSING

         The obligations of each of the Sellers to consummate the sale of the Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment to its reasonable satisfaction of each of the following conditions:

         10.1 Continued Truth of Warranties. The representations and warranties of Purchaser herein contained shall be true and correct on and as of the Closing Date with the same force and effect as though made as of such date.

         10.2 Performance of Covenants. Purchaser shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         10.3 Permits and Consents. Purchaser shall have secured all appropriate orders, consents, approvals and clearances to be obtained by it, in form and substance reasonably satisfactory to Sellers, by and from all third parties, including, but not limited to, governmental and regulatory authorities, whose order, consent, approval or clearance is required by contract or applicable law for the consummation of the sale of the Assets and the other transactions herein contemplated.

         10.4 No Litigation. There shall not be any litigation or proceeding pending or threatened (including, without limitation, any litigation or proceeding arising under the antitrust, competition, trade or securities laws) to restrain or invalidate the sale and purchase of the Assets, the assumption of the Assumed Liabilities or the other transactions contemplated by this Agreement.

         10.5 Accuracy of Schedules. Examination by Sellers shall not have disclosed any material inaccuracy in the representations and warranties of Purchaser set forth in this Agreement or in the Schedules delivered to Sellers pursuant hereto.

         10.6 Closing Documents. Purchaser shall have delivered all documents required to be delivered by it at Closing, as more specifically set forth in this Agreement, in each case in form and substance satisfactory to Sellers.

                                   ARTICLE 11

                      DOCUMENTS TO BE DELIVERED AT CLOSING

         11.1 Documents to be Delivered by Sellers. At the Closing, Sellers shall:

                  (a) Execute and deliver to Purchaser any and all instruments of sale, assignment and transfer and other documents reasonably requested by Purchaser in order to effect the transfer of the Assets to Purchaser to effect the assumption of the Assumed Liabilities by Purchaser or otherwise to facilitate the transactions contemplated hereby, such instruments to include, but not be limited to:

                           (i) assignment and assumption agreements with respect to the Leases and Contracts of Sellers to be acquired by Purchaser hereunder, in form reasonably satisfactory to Purchaser, Sellers and any third party whose consent is required to effectively assign such Contracts or Lease to Purchaser;

                           (ii) duly endorsed certificates of title to vehicles included within the Fixed Assets of Sellers, together with any appropriate affidavit with respect to the sale price thereof or the odometer reading of such vehicle;

                           (iii) assignments of the Intellectual Property of Sellers;

                           (iv) assumption agreements with respect to any other liabilities of Sellers falling within the definition of Assumed Liabilities in Section 2.1 of this Agreement;

                           (v) such documentation as may be necessary to transfer all Internet domain names and telephone numbers relating to the Business; and

                           (vi) a blanket bill of sale and assignment covering all other Assets of Sellers not identified above, conveying good and marketable title to such Assets to Purchaser and containing "further assurances" language obligating Sellers to execute other appropriate instruments after the Closing in order to confirm Purchaser's title to and possession of Sellers' Assets;

                  (b) Deliver to Purchaser certificates of the President or manager of each of the Sellers to the effect that Sellers' representations and warranties in Article 3 are true and correct as of the Closing Date, and that each of the Sellers has complied in all material respects with each covenant required to be performed by it on or prior to the Closing Date and a certificate of incumbency and copies of the resolutions adopted by the Board of Directors or managers, as the case may be, of each of the Sellers, authorizing the execution and delivery of this Agreement and the consummation of the sale of Assets and the other transactions contemplated hereby, duly certified as of the Closing Date by the Secretary, Assistant Secretary or Manager of each of the Sellers;

                  (c) Deliver to Purchaser certificates of good standing or their equivalent, dated not more than 10 days prior to the Closing Date, attesting to the good standing of each of the Sellers as a corporation or limited liability company under the laws of its state of incorporation or organization and each other jurisdiction listed on Schedule 3.1(b);

                  (d) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the sale of Assets, deliver to Purchaser copies of all such consents or approvals as obtained by Sellers;

                  (e) Deliver to Purchaser an executed copy of the Escrow Agreement (as defined herein) in substantially the form attached hereto as Exhibit A;

                  (f) Deliver to Purchaser an executed copy of a Registration Rights Agreement in substantially the form attached hereto as Exhibit B; and

                  (g) Deliver to Purchaser an executed copy of a Voting Agreement in substantially the form attached hereto as Exhibit C; and

                  (h) Deliver to Purchaser any executed copy of a legal opinion of Sherman & Howard LLC, counsel for Sellers, in form and substance reasonably acceptable to Purchaser.

         11.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall:

                  (a) Execute and deliver to Sellers any and all documents identified in Section 11.1(a), if and to the extent appropriate that Purchaser execute the same in order to effect the transactions contemplated hereby; including, but not limited to, the assignment and assumption agreements specified in Section 11.1(a)(i) and the assumption agreements specified in
Section 11.1(a)(iv);

                  (b) Deliver to Sellers certificates of a duly authorized officer of Purchaser to the effect that Purchaser's representations and warranties in Article 4 are true and correct as of the Closing Date, and that Purchaser has complied in all material respects with each covenant required to be performed by it on or prior to the Closing Date and a certificate of incumbency and copies of the resolutions adopted by Purchaser authorizing the execution and delivery of this Agreement and the consummation of the purchase of Assets and the other transactions contemplated hereby, duly certified as of the Closing Date by the Secretary or Assistant Secretary of Purchaser;

                  (c) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the sale of the Assets, deliver to Sellers upon request copies of all such consents or approvals as obtained by Purchaser;

                  (d)      Deliver to Sellers the Purchase Price pursuant to
Section 1.5 above;

                  (e)      Deliver to Sellers an executed copy of the Escrow
Agreement;

                  (f) Deliver to Sellers an executed copy of the Registration Rights Agreement;

                  (g) Deliver to Sellers an executed copy of the Voting Agreement; and

                  (h) Deliver to Sellers an executed legal opinion of Thompson Coburn LLP, counsel for Purchaser, in form and substance reasonably acceptable to Sellers.

                                   ARTICLE 12

                                INDEMNIFICATION

        12.1      General Indemnification.

                  (a) By Sellers. Subject to the provisions of this Article 12, by execution of this Agreement, Sellers agree to jointly and severally indemnify Purchaser and its affiliated companies, their respective successors and permitted assigns and their respective officers, directors, shareholders, advisors and employees and defend, indemnify and hold them harmless against and in respect of, arising from or in connection with:

                           (i) any of the Excluded Assets or any of the Excluded Liabilities;

                           (ii) any and all demands, claims, actions or causes of action, assessments, penalties, loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by them incident to, arising in connection with or resulting from any misrepresentation, breach, nonperformance or inaccuracy of any representation, warranty, or covenant by Sellers made or contained in this Agreement or in any Exhibit, Schedule, certificate or other document executed and delivered to Purchaser pursuant to this Agreement or the transactions contemplated herein; and

                           (iii) any and all costs, expenses and all other actual damages incurred by Purchaser in remedying any breach, misrepresentation, nonperformance or inaccuracy described above, or in enforcing its right of indemnification hereunder, including, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees, and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein).

                  (b)      By Purchaser. Subject to the provisions of this
Article 12, by execution of this Agreement, Purchaser agrees to indemnify each of the Sellers and their affiliated companies, their respective successors and assigns and their respective officers, directors, shareholders, advisors and employees, and defend, indemnify and hold them harmless against and in respect of, arising from or in connection with:

                           (i) any and all demands, claims, actions or causes of action, assessments, penalties, loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by them incident to, arising in connection with or resulting from any misrepresentation, breach, nonperformance or inaccuracy of any representation, warranty, or covenant by Purchaser made or contained in this Agreement or in any Exhibit, Schedule, certificate or document executed and delivered to Sellers by Purchaser under or pursuant to this Agreement or the transactions contemplated herein;

                           (ii) any and all demands, claims, actions or causes of action, assessments, penalties, loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by them incident to, arising in connection with or resulting from all other liabilities and obligations directly or indirectly arising from or relating to (1) acts or failures to act by the Purchaser subsequent to the Closing, (2) Purchaser's possession, use and operation of the Assets after Closing, and (3) all of the Assumed Liabilities; and

                           (iii) any and all costs, expenses and all other actual damages incurred by Sellers in claiming, contesting or remedying any breach, misrepresentation, nonperformance or inaccuracy described above, or in enforcing their right of indemnification hereunder, including, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees, and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted would have resulted in Damages (as defined herein).

                  (c) Damages. Any and all of the items set forth in Sections 12.1(a) and 12.1(b) for which a party is entitled to be indemnified hereunder are called "Damages."

         12.2     Notice of, and Procedures for, Collecting Indemnification.

                  (a) Initial Claim Notice. When a party becomes aware of a situation which may result in Damages for which it would be entitled to be indemnified hereunder, such party (the "Indemnitee") shall submit a written notice (the "Initial Claim Notice") to the other party from which indemnification may be forthcoming pursuant to Section 12.1 (the "Indemnitor") to such effect with reasonable promptness after it first becomes aware of such matter and shall furnish the Indemnitor with such information as it has available demonstrating its right or possible right to receive indemnity. If the potential claim is predicated on, or later results in, the filing by a third party of any action at law or in equity (a "Third Party Claim"), the Indemnitee shall provide the Indemnitor with a supplemental Initial Claim Notice promptly and in any event not later than ten (10) days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim. In addition, each Initial Claim Notice shall name, when known, the person or persons making the assertions which are the basis for such claim. Failure by the Indemnitee to deliver an Initial Claim Notice or an update thereof in a timely manner shall not relieve the Indemnitor of any of its obligations under this Agreement except to the extent that actual monetary prejudice to the Indemnitor can be demonstrated.

                  (b) Rights of Indemnitor. If, prior to the expiration of 30 days from the mailing of an Initial Claim Notice (the "Claim Answer Period"), the Indemnitor shall request in writing that such claim not be paid, the same shall not be paid, and the Indemnitor shall settle, compromise or litigate in good faith such claim, and employ attorneys of its choice to do so; provided, however, that Indemnitee shall not be required to refrain from paying any claim which has matured by court judgment or decree, unless appeal is taken therefrom and proper appeal bond posted by the Indemnitor, nor shall it be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a default in a lease or other contract except a lease or other contract which is the subject of the dispute. Indemnitee shall cooperate fully to make available to the Indemnitor and its attorneys, representatives and agents, all pertinent information under its control. Indemnitee shall have the right to elect to settle or compromise all other contested claims with respect to which the Indemnitor has not, within the Claim Answer Period, acknowledged in writing (i) liability therefor, and (ii) its election to assume full responsibility for the settlement, compromise, litigation and payment of such claim.

                  (c) Final Claims Statement. At such time as Damages for which the Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof or by entry of a final judgment, Indemnitee shall forward a final claims statement to the Indemnitor and the Escrow Agent (as defined below) setting forth the amount of such Damages in reasonable detail on an itemized basis (the "Final Claims Settlement"). Indemnitee shall supplement the Final Claims Statement with such supporting proof of loss (e.g. vouchers, canceled checks, accounting summaries, judgments, settlement agreement, etc.) as the Indemnitor may reasonably request in writing within 30 days after receipt of a Final Claims Statement. All amounts reflected on Final Claims Statements shall be paid promptly by Indemnitor to Indemnitee in accordance with Section 12(d),
(e) and (f) below, and Indemnitee shall have the right to immediate payment of proceeds from insurance policies paid to Indemnitor in connection with the claim for which the indemnification right arose.

                  (d) Escrow for Indemnification. Except as otherwise provided herein, the Escrowed Funds in the Escrow Account shall be used to indemnify Purchaser for Damages incurred, relating to or arising out of, the circumstances set forth in Section 12.1(a).

                  (e) Controlling Document. To the extent the provisions of the Escrow Agreement conflict with the provisions of this Agreement, the provisions of the Escrow Agreement shall supersede this Agreement and be the controlling document.

                  (f) Survival of Indemnification; Sole and Exclusive Remedy. Any other provision hereof to the contrary notwithstanding, the parties agree that the representations and warranties of the parties contained in this Agreement and in any certificates delivered pursuant to this Agreement shall survive for a period equal to the Applicable Limitations Date. For purposes of this Agreement, the term "Applicable Limitations Date" shall mean the later of
(i) the final
determination of Actual Net Assets as set forth in Section 1.6 hereof, or (ii) ninety days after the Closing Date, in each case regardless of any investigation made by either party prior to the date hereof or prior to the Closing Date. Purchaser and Sellers shall only be entitled to indemnification under this
Article 12 for breaches of representations and warranties if a written notice describing the claim for which indemnification is sought is signed by the President or any Vice President of Purchaser or Sellers, as the case may be, and is submitted to Sellers or Purchaser, as the case may be, not later than the Applicable Limitations Date for such claim. Any claim for indemnification pursuant to this Article 12 for breaches of representations and warranties not made prior to the expiration of the Applicable Limitations Date shall be extinguished, and all representations and warranties with respect to which no claim is made prior to the expiration of the Applicable Limitations Date shall expire and be of no further force and effect; provided, however, that the foregoing limitations shall not apply to (A) any claim by either party for actual fraud or intentional misrepresentation, (B) any claim by Sellers with respect to Purchaser's obligations concerning any Asset or Assumed Liability, and (C) any claim by Purchaser with respect to Sellers' obligations concerning any Excluded Asset or Excluded Liability. The provisions of this Article 12 shall be the sole and exclusive remedy for any breach of any representation, warranty, covenant or agreement contained herein, except in the case of (w) a claim by either party for actual fraud or intentional misrepresentation, (x) any claim by Sellers with respect to Purchaser's obligations concerning any Asset or Assumed Liability, (y) any claim by Purchaser with respect to Sellers' obligations concerning any Excluded Asset or Excluded Liability and (z) in the case of any violation of state or federal securities laws in connection with the transactions contemplated by this Agreement.

                  (g) Dollar Limitations. The parties hereto agree that no violations or breaches under any one or more of the representations and warranties of Sellers or Purchaser set forth in this Agreement shall support a claim for Damages unless and until Damages attributable to all violations and breaches exceed on a cumulative and aggregate basis the sum of $50,000, it being understood that such amount is a "threshold" and not a "deductible." Purchaser's rights to indemnification under this Article 12 shall be limited to the Escrow Account. Sellers' rights to indemnification under the Article 12 shall be limited to the amount of $1,750,000. Notwithstanding the foregoing, the limitations set forth in this Section 12(g) shall not apply to (i) any claim by either party for actual fraud or intentional misrepresentation, (ii) any claim by Sellers with respect to Purchaser's obligations concerning any Asset or Assumed Liability, and (iii) any claim by Purchaser with respect to Sellers' obligations concerning any Excluded Asset or Excluded Liability.

                                   ARTICLE 13

               INVESTMENT REPRESENTATIONS; TRANSFER RESTRICTIONS

         13.1     Investment Representations.

                  (a) This Agreement is made with the Sellers in reliance upon Sellers representations to the Purchaser, which by its execution hereof ClearVision hereby confirms, that the Purchaser Common Stock issued as the Closing Stock Payment (all such securities are referred to as the "Securities" for purposes of this Article 13) to be received by ClearVision will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, ClearVision further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Securities.

                  (b) Each of the Sellers understands that the Securities are not registered under the Securities Act of 1933, as amended (the "1933 Act") on the ground that the sale provided for in this Agreement and the issuance of Securities hereunder should be exempt from registration under the 1933 Act and that the Purchaser's reliance on such exemption is predicated on ClearVision's representations set forth herein. ClearVision realizes that the basis for the exemption may not be present if, notwithstanding such representations, ClearVision has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise or for sale if the market does not rise. ClearVision confirms that it has no such intention.

                  (c) ClearVision represents that it is an "accredited investor" within the meaning of Rule 501 under the 1933 Act and that it is experienced in evaluating and investing in companies such as the Purchaser, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment and has the ability to bear the economic risks of its investment. ClearVision further represents that it has had access, during the course of the transaction and prior to its purchase of the Securities, to the information filed by the Purchaser with the Securities and Exchange Commission and that it has had, during the course of the transaction and prior to its execution hereof, the opportunity to ask questions of, and to receive answers from, the Purchaser concerning the terms and conditions of the offering of the Securities and to obtain additional information necessary to verify the accuracy of any information furnished to ClearVision or to which it has had access. ClearVision is aware that a significant portion of any future revenues of the Purchaser may be adversely affected by market and regulatory forces. ClearVision acknowledges that it has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in purchasing and holding the Securities.

                  (d) ClearVision understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the 1933 Act, the Securities must be held indefinitely. In particular, ClearVision is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. ClearVision represents that, in the absence of an effective registration statement covering the Securities, it will sell, transfer or otherwise dispose of the Securities only in a manner consistent with their representations set forth herein and then only in accordance with the provisions of Section 13.1(e) hereof.

                  (e) ClearVision agrees that in no event will it make a transfer or disposition of any of the Securities (other than pursuant to an effective registration statement under the 1933 Act), unless and until (i) ClearVision shall have notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a statement of the circumstances surrounding the disposition and assurance that the proposed disposition is in compliance with all applicable laws and (ii) it shall have furnished to the Purchaser an opinion of counsel, reasonably satisfactory to the Purchaser, to the effect that such transfer may be made without registration under the 1933 Act and otherwise complied with Section 13.2. Any transferee receiving the Securities other than pursuant to an effective registration statement or sale pursuant to Rule 144 shall confirm the investment representations and warranties and restrictions set forth in this Article 13 in form and substance reasonably acceptable to Purchaser as a condition to effecting any transfer.

         13.2 Restrictions on Transfer of Purchaser Common Stock. For a period beginning on the Closing Date and ending on the first anniversary date of the Closing Date (the "Restriction Period"), the Sellers may not sell, transfer or otherwise dispose of the Stock Payment Shares (as defined below) without the prior written consent of the Purchaser. Other than the restrictions on sale, transfer or disposition imposed by this Article 13, during the Restriction Period the Sellers shall be entitled to the same rights as the other shareholders of the Purchaser with respect to the Stock Payment Shares, including voting rights and the right to receive dividends or other distributions, if any, as and when declared by the Purchaser's Board of Directors. Upon the expiration of the Restriction Period, all restrictions on the sale, transfer or disposition of the Stock Payment Shares shall terminate and the Purchaser shall deliver to the Sellers, within five business days following the lapse of such restrictions, the certificates representing any Stock Payment Shares, without any legend referencing restrictions imposed pursuant to this Section 13.2. For purposes of this Section 13.2, "Stock Payment Shares" shall mean the shares of Purchaser Common Stock issued to the Sellers on the Closing Date in satisfaction of the Closing Stock Payment and any additional shares of Purchaser Common Stock received by the Sellers in respect of such shares in the event that following the Closing Date the Purchaser shall declare a stock dividend, or make a distribution in stock upon, or subdivide, split up, reclassify or combine the Purchaser Common Stock or declare a dividend or make a distribution on the Purchaser Common Stock in any security convertible into Purchaser Common Stock.

         13.3     Legends; Stop Transfer.

                  (a) All certificates for the Securities may bear the following or a substantially similar legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT RELATING TO THE SECURITIES WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, (ii) RULE 144 UNDER SUCH ACT, OR (iii) AN OPINION OF

                  COUNSEL OR OTHER EVIDENCE SATISFACTORY TO LASER VISION CENTERS, INC., THAT ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

                  (b) The certificates for the Securities may also bear any legend required by any applicable state securities or other law.

                  (c) In addition, the Purchaser shall make a notation regarding the restrictions on transfer of the Securities in its records and the Securities shall be transferred on the books of the Purchaser only if transferred or sold pursuant to an effective registration statement under the 1933 Act covering such shares or pursuant to and in compliance with Section 13.1(e) and Section 13.2 hereof.

                                   ARTICLE 14

                                 MISCELLANEOUS

         14.1 Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under Article 12 hereof) to any party hereto shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one business day after dispatch of such notice with an overnight delivery service, or when telecopied if an answer back is received by the sender, in each case addressed as follows:

         In the case of Purchaser, care of:

                  Laser Vision Centers, Inc.
                  540 Maryville Centre Dr., Suite 200
                  St. Louis, Missouri 63141
                  Attn: Robert W. May, Esq.
                  Telecopy: (314) 434-7251


         With a copy to:

                  Thompson Coburn LLP
                  One Firstar Plaza
                  Suite 3400
                  St. Louis, Missouri 63101
                  Attn: Thomas A. Litz, Esq.
                  Telecopy: (314) 552-7000

         In the case of any Seller:

                  ClearVision Laser Centers, Inc.
                  215 Union Blvd., 5th Floor
                  Lakewood, Colorado 80228
                  Attn:
                  Telecopy: (303) 985-2020

         With a copy to:

                  Sherman & Howard LLC
                  633 17th Street, Suite 3000
                  Denver, Colorado 80202
                  Attn: James F. Wood, Esq.
                  Telecopy: (303) 298-0940

or such substituted address or attention as any party shall have given notice to the others in writing in the manner set forth in this Section 14.1.

         14.2 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

         14.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         14.4 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof; and in the event any party hereto is dissolved or liquidated after the Closing Date, the obligations of such party shall automatically become the obligations of the person(s) to whom are distributed the assets and properties of such party in accordance with applicable corporate law. Except as provided herein, neither party may assign their interest under this Agreement without the prior written consent of the other party.

         14.5 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

         14.6 Waivers. The parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.

         14.7 Publicity. Any public announcements concerning the transaction contemplated by this Agreement shall be jointly planned and simultaneously released by Purchaser and Sellers, and none of them shall act in this regard without the prior written approval of the others, which approval shall not be unreasonably withheld.

         14.8 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

         14.9 List of Schedules and Exhibits. As mentioned in this Agreement, there are attached hereto or delivered herewith, the following Schedules and Exhibits:

                                   SCHEDULES

Schedule No.                    Schedule Caption
------------                    ----------------

   1.1(b)               Fixed Assets
   1.1(d)               Real Property Leases
   1.1(e)               Personal Property Leases
   1.1(f)               Contracts
   1.1(h)               Intellectual Property
   1.1(1)               Investments
   1.2(e)               Excluded Assets
   1.5                  Seller Payments at Closing
   1.6(a)               Net Assets Calculation
   1.6(b)               Completed Procedures
   1.9                  Purchase Price Allocation
   2.1                  Other Assumed Liabilities
   3.1(b)               Foreign Qualifications
   3.1(d)               Ownership Interests
   3.1(f)               Violations or Conflicts
   3.1(g)               Government Consents
   3.2(a)               Financial Statements
   3.2(c)               Certain Changes
   3.3                  Tax Matters
   3.4(a)               Liens on Personal Property
   3.4(c)               Condition of Assets
   3.4(f)               Inventory

Schedule No.                    Schedule Caption
------------                    ----------------

   3.5                  Intellectual Property Rights
   3.6(a)               Debt Instruments
   3.6(c)               Insurance
   3.6(d)               Status
   3.7                  Employment Relationships
   3.8                  Employee Plans
   3.9                  Labor Relations
   3.10                 Litigation
   3.11                 Compliance With Laws
   3.12                 Health Care Matters
   3.13                 Transactions with Affiliates
   3.14                 Sellers' Commissions
   4.1(c)               Violations or Conflicts
   4.1(d)               Government Consents
   4.4                  Purchaser's Commissions
   6.3                  Transferred Employees

                                    EXHIBITS

Exhibit                         Document
-------                         --------

   A                    Escrow Agreement
   B                    Registration Rights Agreement
   C                    Voting Agreement

Each of the foregoing Schedules and Exhibits is incorporated herein by this reference and expressly made a part hereof.

         14.10 Expenses. Except to the extent otherwise provided in this Agreement, each of Sellers and Purchaser shall bear their own expenses incurred in connection with this Agreement and the transactions herein contemplated, including, but not limited to, legal and accounting fees and expenses.

         14.11 Confidentiality; Public Announcements. Prior to the Closing Date (and if the Closing does not occur, for a period of five years from the date hereof), Purchaser and Sellers (and their respective employees, agents, auditors, attorneys and other authorized representatives) shall not, without prior written consent of the party divulging information under this Agreement (the "Divulging Party"), communicate or divulge to any person or entity or use for their benefit any information (other than information otherwise available or which becomes public other than as a result of their action) concerning the Divulging Party's financial condition or business, or concerning any marketing information, equipment, methods, research, clients, contracts, suppliers, customers or other data of or relating to the Divulging Party or other confidential matters possessed, owned or used by such Divulging Party that may be communicated to, acquired by or learned by them. All correspondence, records, files, tax returns, financial statements and other data relating to such Divulging Party which shall come into the possession of Purchaser or Sellers, as the case may be, shall remain the sole property of such Divulging Party pending the consummation of the transactions contemplated hereby. If the transactions contemplated hereby are not consummated for any reason, then Purchaser and Sellers, as the case may be, shall return all of the foregoing material to the Divulging Party, together with any and all copies thereof made. The provisions of the Confidentiality Agreement between Purchaser and Sellers remains in full force and effect, notwithstanding the execution and deliver of this Agreement.

         14.12    Entire Agreement; Law Governing. Except as set forth in
Section 14.11 hereof, all prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in an Exhibit or Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Missouri, determined without reference to conflicts of law principles. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party's agreement to arbitrate) as described in Section 14.15 below, to the extent permitted by law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any Missouri state court or United States federal court, in either case sitting in Missouri, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

         14.13 No Third-Party Rights. This Agreement is not intended and shall not be construed to create any rights in any persons other than Purchaser and Sellers, and no person shall assert any rights as third-party beneficiary hereunder.

         14.14    Termination.

                  (a) This Agreement may be terminated prior to Closing as follows:

                           (i) at the election of Purchaser if any one or more of the conditions set forth in Article 9 to their obligation to proceed with the Closing has not be fulfilled on or before the Closing Date;

                           (ii) at the election of Sellers if any one or more of the conditions set forth in Article 10 to their obligation to proceed with Closing has not been fulfilled on or before the Closing Date;

                           (iii) at the election of Purchaser or Sellers if any legal proceeding is commenced or threatened by any governmental or regulatory authority or other person (other than Purchaser, Sellers or any affiliate of the Purchaser or Sellers) directed against the consummation of the Closing and either Purchaser or Sellers, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof, taking into account the potential expense and delay likely to be involved;

                           (iv) at any time on or prior to the Closing Date, by mutual written consent of Purchaser and Sellers; or

                           (v) at the election of Purchaser or Sellers, if Closing has not occurred on or prior to August 31, 2001.

If this Agreement so terminates, it shall become null and void and have no further force and effect, except as provided in Section 14.11 which shall survive termination, and except that nothing herein shall relieve any party hereto for a breach by such party of the terms of this Agreement.

         14.15    Disputes; Arbitration Procedure.

                  (a) Each of the parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

                  (b) Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within thirty (30) days of the notification to the other party of the commencement of the dispute resolution procedures of this Section 14.15 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Missouri. The arbitration will be conducted in the English language in Kansas City, Missouri. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

                  (c) Nothing contained in this Section 14.15 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                                       PURCHASER:

                                       LASER VISION CENTERS, INC.


                                       By: /s/ Robert W. May
                                          --------------------------------------
                                       Name:   Robert W. May
                                       Title:  Vice Chairman and General Counsel


                                       SELLERS:

                                       CLEARVISION LASER CENTERS, INC.


                                       By: /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:   Thomas P. Rogan
                                       Title:  Chief Executive Officer


                                       CLEARVISION LASER CENTERS-WESTERN, LLC


                                       By: /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:   Thomas P. Rogan
                                       Title:  Chief Executive Officer


                                       CLEARVISION LASER CENTERS-SUNSHINE, LLC

                                       By: /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:   Thomas P. Rogan
                                       Title:  Chief Executive Officer

                                       CLEARVISION LASER CENTERS-PEACHTREE, LLC

                                       By:  /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:    Thomas P. Rogan
                                       Title:   Chief Executive Officer


                                       CLEARVISION LASER CENTERS-PACIFIC
                                       NORTHWEST, LLC

                                       By:  /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:    Thomas P. Rogan
                                       Title:   Chief Executive Officer


                                       CLEARVISION LASER CENTERS-KEYSTONE, LLC

                                       By:  /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:    Thomas P. Rogan
                                       Title:   Chief Executive Officer


                                       CLEARVISION LASER CENTERS-CHESAPEAKE,
                                       LLC

                                       By:  /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:    Thomas P. Rogan
                                       Title:   Chief Executive Officer


                                       CLEARVISION LASER CENTERS-GREAT LAKES,
                                       LLC

                                       By:  /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:    Thomas P. Rogan
                                       Title:   Chief Executive Officer


                                       CLEARVISION LASER CENTERS-ROCKY
                                       MOUNTAIN, LLC

                                       By:  /s/ Thomas P. Rogan
                                          --------------------------------------
                                       Name:    Thomas P. Rogan
                                       Title:   Chief Executive Officer